As filed with the Securities and Exchange Commission on April 23, 2024
Registration No. 333-273905
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE
AMENDMENT NO. 3
TO
FORM F-1
ON FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Bitdeer Technologies Group
(Exact name of Registrant as specified in its charter)
Not Applicable
(Translation of Registrant’s name into English)
Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
08 Kallang Avenue
Aperia tower 1, #09-03/04
Singapore 339509
Telephone: +65 62828220
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, New York 10168
+1 800-221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Will H. Cai, Esq.
Daniel I. Goldberg, Esq.
Reid S. Hooper, Esq.
Cooley LLP 55
Hudson Yards
New York, NY 10001
+1 212 479-6000
Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this registration statement.
If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
On September 18, 2023, Bitdeer Technologies Group (the “Registrant”) filed Amendment No. 1 to a Registration Statement on Form F-1 (Registration No. 333-273905) (as amended, the “Registration Statement”), which was subsequently declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 20, 2023. On October 10, 2023, the Registrant filed post-effective amendment No. 1 to the Registration Statement to include its consolidated financial statements as of December 31, 2022 and June 30, 2023 and for the six months ended June 30, 2022 and 2023 and to update certain other information contained in the Registration Statement, and the post-effective amendment No. 1 was subsequently declared effective by the SEC on October 16, 2023.
The Registrant is filing this post-effective amendment No. 3 to Form F-1 on Form F-3 to (i) convert the Registration Statement (and all amendments thereto) into a registration statement on Form F-3 and (ii) update certain information contained in the Registration Statement.
No additional securities are being registered under this post-effective amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement on Form F-1.

The information in this prospectus is not complete and may be changed. Neither we nor the selling securityholder may sell or distribute the securities described herein until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell and is not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED APRIL 23, 2024
PROSPECTUS
Bitdeer Technologies Group
Up to 150,000,000 Class A Ordinary Shares
This prospectus relates to the resale from time to time of up to 150,000,000 Class A ordinary shares of a par value of US$0.0000001 each (“Class A Ordinary Shares”) of Bitdeer Technologies Group, an exempted company with limited liability incorporated under the laws of Cayman Islands (the “Company”), by B. Riley Principal Capital II, LLC, a Delaware limited liability company (“B. Riley Principal Capital II” or the “Selling Securityholder”). The shares included in this prospectus consist of Class A Ordinary Shares that we may, in our discretion, elect to issue and sell to B. Riley Principal Capital II, from time to time, pursuant to an Ordinary Share Purchase Agreement, dated as of August 8, 2023, by and between us and B. Riley Principal Capital II (the “Purchase Agreement”), of which we have sold an aggregate of 7,905,088 Class A Ordinary shares to the Selling Securityholder as of March 31, 2024. See “The Committed Equity Financing” for a description of the Purchase Agreement and “Selling Securityholder” for additional information regarding B. Riley Principal Capital II.
We are not selling any securities under this prospectus and will not receive any of the proceeds from the resales of our Class A Ordinary Shares by the Selling Securityholder. However, we may receive up to US$150,000,000 aggregate gross proceeds under the Purchase Agreement from sales of our Class A Ordinary Shares we may elect to make to B. Riley Principal Capital II pursuant to the Purchase Agreement. See “The Committed Equity Financing” for a description of the Purchase Agreement and “Selling Securityholder” for additional information regarding B. Riley Principal Capital II.
Our Class A Ordinary Shares are currently listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “BTDR.” On April 19, 2024, the last reported sales price of our Class A Ordinary Shares was US$6.02 per share. The Class A Ordinary Shares have recently experienced extreme volatility in price and trading volume. From April 14, 2023 to April 19, 2024, the closing price of Class A Ordinary Shares on Nasdaq ranged from as low as US$2.93 to as high as US$14.31 and daily trading volume ranged from approximately 1,900 to 6,550,600 shares. During this time, we have not experienced any material changes in our financial condition or results of operations that would explain such price volatility or trading volume. See “Risk Factors—Risks Related to Our Securities—The market price of Class A Ordinary Shares may be volatile, and you may lose some or all of your investment” and the other risk factors in the section titled “Risk Factors.”
B. Riley Principal Capital II may sell or otherwise dispose of our Class A Ordinary Shares described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution (Conflict of Interest)” for more information about how B. Riley Principal Capital II may sell or otherwise dispose of our Class A Ordinary Shares pursuant to this prospectus. B. Riley Principal Capital II is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).
We will pay the expenses incurred in registering under the Securities Act the offer and sale of our Class A Ordinary Shares to which this prospectus relates by the Selling Securityholder, including legal and accounting fees. See “Plan of Distribution (Conflict of Interest).”
We are an “emerging growth company” and a “foreign private issuer,” each as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company disclosure and reporting requirements. See “Summary of the Prospectus—Emerging Growth Company” and “Summary of the Prospectus—Foreign Private Issuer,” respectively.
Investing in our securities involves a high degree of risk. See the “Risk Factors” section beginning on page 10 of this prospectus, in any accompanying prospectus supplement or in the documents incorporated by reference into this prospectus before making a decision to invest in our securities.
None of the U.S. Securities and Exchange Commission or any state securities commission has approved or disapproved of the securities or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
The date of this prospectus is    , 2024.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the Selling Securityholder may, from time to time, sell the securities described in this prospectus. We will not receive any proceeds from the sale by the Selling Securityholder of the securities described in this prospectus.
Before buying any of the securities that are offered by this prospectus, you should carefully read this prospectus with all of the information incorporated by reference in this prospectus, as well as the additional information described under the heading “Where You Can Find Additional Information” and “Information Incorporated by Reference.” These documents contain important information that you should consider when making your investment decision. We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.
To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference in this prospectus, on the other hand, you should rely on the information in this prospectus, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date-for example, a document incorporated by reference in this prospectus-the statement in the document having the later date modifies or supersedes the earlier statement.
Neither we nor the Selling Securityholder have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front cover of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
We have proprietary rights to trademarks used in this prospectus that are important to our business, many of which are registered (or pending registration) under applicable intellectual property laws. This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks, trade names and service marks. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
On April 13, 2023 (the “Closing Date”), we consummated our previously announced business combination pursuant to that certain Amended and Restated Agreement and Plan of Merger dated December 15, 2021 (as amended on May 30, 2022, December 2, 2022 and March 7, 2023, the “Merger Agreement”), by and among Bitdeer Technologies Holding Company, Bitdeer Technologies Group, Blue Safari Group Acquisition Corp. (“BSGA”), Blue Safari Merge Limited, a British Virgin Islands business company and a wholly-owned subsidiary of Bitdeer Technologies Group (“BSGA Merger Sub 1”), Blue Safari Merge II Limited, a British Virgin Islands business company and a wholly-owned subsidiary of BTG (“BSGA Merger Sub 2”), Bitdeer Merge Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Bitdeer Technologies Group (“Bitdeer Merger Sub”) and Blue Safari Mini Corp. (“BSGA Sub”).
As contemplated by the Merger Agreement, (i) BSGA Merger Sub 1 merged with and into BSGA, with BSGA surviving as a wholly-owned subsidiary of Bitdeer Technologies Group (the “First SPAC Merger”), (ii) immediately following the First SPAC Merger, BSGA merged with and into BSGA Merger Sub 2, with BSGA Merger Sub 2 surviving as a wholly-owned subsidiary of Bitdeer Technologies Group (the “Second SPAC Merger”, together with the First SPAC Merger, the “Initial Mergers”), (iii) immediately following the Initial Mergers, Bitdeer Merger Sub merged with and into Bitdeer, with Bitdeer surviving as a wholly-owned subsidiary of Bitdeer Technologies Group (the “Acquisition Merger”, together with the Initial Mergers and other transactions contemplated by the Merger Agreement, the “Business Combination”). As a result of and upon consummation of the Business Combination, the shareholders of Bitdeer and securityholders of BSGA became shareholders and securityholders of our company, Bitdeer Technologies Group.

MARKET PRICE INFORMATION
Class A Ordinary Shares are currently listed on Nasdaq under the symbol “BTDR”. On April 19, 2024, the closing price for each Class A Ordinary Share was US$6.02. The market price of Class A Ordinary Shares could vary at any time.
FREQUENTLY USED TERMS
In this prospectus, unless the context otherwise requires, the “Company,” “Bitdeer” and references to “we,” “us,” or similar such references should be understood to be references to Bitdeer Technologies Group and its subsidiaries. When this document refers to “Bitdeer” “we,” “us,” or similar such references in the context of discussing Bitdeer’s business or other affairs prior to the consummation of the Business Combination on April 13, 2023, it refers to the business of Bitdeer Technologies Holding Company and its subsidiaries. Following the date of consummation of the Business Combination, references to “Bitdeer” “we,” “us,” or similar such references should be understood to refer to Bitdeer Technologies Group and its subsidiaries. References to “BSGA” should be understood to refer to Blue Safari Group Acquisition Corp.
Certain amounts and percentages that appear in this document may not sum due to rounding. Unless otherwise stated or unless the context otherwise requires, in this document:
“Beneficial Ownership Limitation” means to the limitation set out in the Purchase Agreement whereby the Company shall not issue or sell, and B. Riley Principal Capital II shall not purchase or acquire, any of our Class A Ordinary Shares which, when aggregated with all other Class A Ordinary Shares then beneficially owned by B. Riley Principal Capital II and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by B. Riley Principal Capital II of more than 4.99% of the outstanding Class A Ordinary Shares.
“Bitdeer Convertible Note” means the US$30,000,000 8% coupon unsecured convertible notes due July 2023 issued pursuant to such subscription agreement dated July 23, 2021 between Bitdeer and VENTE Technology Growth Investments L.P. as the noteholder, as amended by the First Amendment to Definitive Certificate for the Convertible Notes, dated December 15, 2021, by the same parties, and further amended by the Second Amendment to Definitive Certificate for the Convertible Notes, dated July 22, 2023, by the same parties, as a result of which we have repaid US$7 million in principal (and interest accrued thereon from July 1, 2023) of the then outstanding notes, and extended the maturity of the Bitdeer Convertible Note to July 21, 2025, by when we will pay the remainder of the notes.
“Bitdeer Merger Sub” or “Merger Sub 3” means Bitdeer Merge Limited, an exempted company with limited liability incorporated under the laws of Cayman Islands and a direct wholly-owned subsidiary of the Company.
“Bitdeer Ordinary Shares” means the ordinary shares in the share capital of Bitdeer.
“Bitdeer Plan” means the 2021 Share Incentive Plan adopted by Bitdeer on July 20, 2021, as amended from time to time.
“Bitdeer Preference Shares” means the preference shares in the share capital of Bitdeer.
“Bitdeer RSUs” means the restricted share units to acquire Bitdeer Shares issued pursuant to an award granted under the Bitdeer Plan.
“Bitdeer Shares” means the Bitdeer Ordinary Shares and the Bitdeer Preference Shares.
“Bitdeer Total Shares” means, as of immediately prior to the Acquisition Effective Time (as defined in the Merger Agreement), (i) the sum of the number of issued and outstanding Bitdeer Shares (on an as-converted basis), (ii) the aggregate number of Bitdeer Shares (on an as-converted basis) issuable upon the settlement of all vested Bitdeer RSUs as of immediately prior to the Acquisition Effective Time (including after giving effect to the consummation of the Acquisition Merger or any acceleration of any unvested Bitdeer RSUs in connection with the consummation of the Acquisition Merger) and (iii) the aggregate number of Bitdeer Shares (on an as-converted basis) issuable upon conversion of the Bitdeer Convertible Note.
“Business Combination” means the transactions contemplated by the Merger Agreement.
“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Class A Ordinary Shares” means the Class A ordinary shares, par value US$0.0000001, in the share capital of the Company.
“Class V Ordinary Shares” means the Class V ordinary shares, par value US$0.0000001, in the share capital of the Company.
“Closing Date” means April 13, 2023.
“COVID-19” means the novel coronavirus.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means the quotient obtained by dividing the Per Share Equity Value by US$10.00, which is approximately 0.00858.
“IAS” means International Accounting Standard.
“IASB” means International Accounting Standards Board.
“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.
“Investment Company Act” or “1940 Act” means the Investment Company Act of 1940, as amended.
“JOBS Act” means the Jumpstart our Business Startups Act of 2012.
“Merger Agreement” means the Amended and Restated Agreement and Plan of Merger, dated December 15, 2021, by and among the Company, BSGA, Bitdeer and other parties thereto, which amended and restated the Agreement and Plan of Merger dated November 18, 2021, as amended by (i) the First Amendment to Amended and Restated Agreement and Plan of Merger, dated May 30, 2022, by and among the same parties, (ii) the Second Amendment to Amended and Restated Agreement and Plan of Merger, dated December 2, 2022, by and among the same parties, and (iii) the Third Amendment to Amended and Restated Agreement and Plan of Merger, dated March 7, 2023, by and among the same parties.
“Nasdaq” means the Nasdaq Stock Market.
“Ordinary Shares” means Class A Ordinary Shares and/or Class V Ordinary Shares (as appropriate).
“PFIC” means a passive foreign investment company.
“Per Share Equity Value” means the quotient obtained by dividing US$1.18 billion by the Bitdeer Total Shares.
“Rule 144” means Rule 144 under the Securities Act.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Selling Securityholder” or “B. Riley Principal Capital II” means B. Riley Principal Capital II, LLC, a Delaware limited liability company.
“U.S. Dollars” and “US$” means United States dollars, the legal currency of the United States.
“U.S. GAAP” means generally accepted accounting principles in the United States.
v

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that involve substantial risks and uncertainties. The Private Securities Litigation Reform Act of 1995 (the “PSLRA”) provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, without limitation, our expectations concerning the outlook for our business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations.
Bitdeer desires to take advantage of the safe harbor provisions of the PSLRA and is including this cautionary statement in connection with this safe harbor legislation. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “strategy,” “future,” “opportunity,” “may,” “target,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters.
Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those implied in those statements. Important factors that could cause such differences include, but are not limited to:
•	price and volatility of Bitcoin and other cryptocurrencies;
•	our ability to maintain competitive positions in proprietary hash rate;
•	our ability to procure mining machines at a lower cost;
•	our ability to expand mining datacenters;
•	our ability to control electricity cost;
•	our ability to make effective judgments regarding pricing strategy and resource allocation;
•	our ability to upgrade and expand product offerings;
•	regulatory changes or actions that may restrict the use of cryptocurrencies or the operation of cryptocurrency networks in a manner that may require us to cease certain or all operations;
•	the impact of health epidemics, including the COVID-19 pandemic;
•	the risks to our business of earthquakes, fires, floods, and other natural catastrophic events and interruptions by man-made issues such as strikes and terrorist attacks;
•	the risks that the Business Combination’s benefits do not meet the expectations of investors or securities analysts;
•	the volatility of the market price of the Class A Ordinary Shares, which could cause the value of your investment to decline;
•	the risk that an active trading market for Class A Ordinary Shares may never develop or be sustained;
•	potential litigation relating to the Business Combination;
•	our ability to maintain the listing of Class A Ordinary Shares on the Nasdaq;
•	the price of our securities has been and may continue to be volatile;
•	unexpected costs or expenses;
•	future issuances, sales or resales of Class A Ordinary Shares;
•	an active public trading market for our Class A Ordinary Shares may not develop or be sustained; and
•	other matters described under “Item 3.D.-Risk Factors” in our most recent Annual Report on Form 20-F, incorporated herein by reference.
We caution you not to rely on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus. We undertake no obligation to revise forward-looking statements to reflect future events, changes in circumstances or changes in beliefs except to the extent required by law. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements except to the extent required by law. You should read this prospectus, the documents incorporated by reference in this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in our public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section entitled “Where You Can Find More Information.”
Market, ranking and industry data used throughout this prospectus, including statements regarding market size and technology adoption rates, is based on the good faith estimates of our management, which in turn are based upon our management’s review of internal surveys, independent industry surveys and publications and other third-party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we are not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors.

SUMMARY OF THE PROSPECTUS
This summary highlights selected information from this prospectus and does not contain all of the information that is important to you. You should carefully read this entire prospectus, the registration statement of which this prospectus forms a part and the documents incorporated by reference herein carefully, including the information presented under the sections titled “Risk Factors,” “Cautionary Statement Regarding Forward Looking Statements,” and our financial statements before making an investment decision. The definition of some of the terms used in this prospectus are set forth under the section “Selected Definitions.” For additional information, see the section of this prospectus entitled “Where You Can Find More Information.” Each item in this summary refers to the page of this prospectus on which that subject is discussed in more detail.
The Company
We are a world-leading technology company for blockchain and high-performance computing. We are committed to providing comprehensive computing solutions for our customers. We handle complex processes involved in computing such as equipment procurement, transport logistics, datacenter design and construction, equipment management, and daily operations. We also offer advanced cloud capabilities to customers with high demand for artificial intelligence. Headquartered in Singapore, we currently operate six mining datacenters in the United States, Norway and Bhutan with an aggregate electrical capacity of 895MW as of March 31, 2024. From these mining datacenters, we generate hash rate under management which is categorized into proprietary and hosting hash rate. As of March 31, 2024, our proprietary hash rate reached 8.4 EH/s. Together with the 14.1 EH/s hosting hash rate generated from mining machines hosted in our mining datacenters, we possessed a total of 22.5 EH/s of hash rate under management as of March 31, 2024.
To date, we primarily operate three business lines – “self-mining,” “hash rate sharing” and “hosting.” Self-mining (formerly known as “proprietary mining”) refers to cryptocurrency mining for our own account, which allows us to directly capture the high appreciation potential of cryptocurrency. We offer two types of hash rate sharing solutions, Cloud Hash Rate and Hash Rate Marketplace. Through Cloud Hash Rate, we sell our proprietary hash rate to customers. We offer hash rate subscription plans at fixed price and share mining income with them under certain arrangements. Through Hash Rate Marketplace, we connect reliable third-party hash rate suppliers with hash rate users to facilitate hash rate sales and generate revenue from charging service fees. Our hosting services offer customers one-stop mining machine hosting solutions encompassing deployment, maintenance and management services for efficient cryptocurrency mining. Among a wide selection of hosting services, customers can either subscribe to our Cloud Hosting service for the specified mining machines from which they derive computing power under a “group-buying” model, or send their mining machines to our mining datacenters for hosting under the General Hosting option or the Membership Hosting option. All of our three business lines are supported by Minerplus, our self-developed integrated intelligent software platform, which offers software support to significantly reduce time needed for daily maintenance and mining machine upgrade and substantially decrease operation and maintenance headcount.
We source mining machines from a wide variety of manufacturers and traders with whom we have built robust relationships over the years. As a result, the majority of our mining machines are spot machines for the most recent and most commonly used models procured at a favorable price, which ensures high energy efficiency and stable hash rate supply both in quality and in quantum. We also engage in the sales of mining machines from time to time. We stay at the forefront of technology development. As a market player who is able to obtain a hash rate unit of 1TH/s through our hash rate slicing technology, we have been successfully maintaining a less than 1% fluctuation for 99% of our hash rate sales contracts as of December 31, 2023.
The Committed Equity Financing
On August 8, 2023, we entered into the Purchase Agreement and a registration rights agreement (the “Registration Rights Agreement”) with B. Riley Principal Capital II.
Pursuant to the Purchase Agreement, we have the right to sell to B. Riley Principal Capital II up to US$150,000,000 of our Class A Ordinary Shares, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of our Class A Ordinary Shares pursuant to the Purchase Agreement, and the timing of any sales, are solely at our option, and we are under no obligation to sell any securities to B. Riley Principal Capital II under the Purchase Agreement.

In accordance with the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the Securities and Exchange Commission (the “SEC”) to register under the Securities Act of 1933, as amended (the “Securities Act”) the resale by B. Riley Principal Capital II of up to 150,000,000 Class A Ordinary Shares that we may elect, in our sole discretion, to issue and sell to B. Riley Principal Capital II, from time to time from and after the Commencement Date (defined below) under the Purchase Agreement, of which we have sold an aggregate of 7,905,088 Class A Ordinary shares to the Selling Securityholder as of March 31, 2024.
Following the initial satisfaction of the conditions to B. Riley Principal Capital II’s purchase obligations set forth in the Purchase Agreement (the “Commencement”), we have the right, but not the obligation, from time to time at our sole discretion over the 36-month period beginning on the date the Commencement occurs (the “Commencement Date”), to direct B. Riley Principal Capital II to purchase a specified number of our Class A Ordinary Shares not to exceed certain limitations set forth in the Purchase Agreement (each, a “Purchase”), including not to exceed the lesser of (such lesser number of shares, the “Purchase Maximum Amount”): (i) 1 million of our Class A Ordinary Shares and (ii) 25.0% of the total aggregate number (or volume) of our Class A Ordinary Shares traded on Nasdaq during the applicable Purchase Valuation Period (as defined below) for such Purchase (such specified number of shares to be purchased by B. Riley Principal Capital II in such Purchase, adjusted to the extent necessary to give effect to the applicable Purchase Maximum Amount and certain additional limitations set forth in the Purchase Agreement, the “Purchase Share Amount”), by timely delivering written notice to B. Riley Principal Capital II (each, a “Purchase Notice”) prior to 9:00 a.m., New York City time, on any trading day (each, a “Purchase Date”), so long as (a) the closing sale price of our Class A Ordinary Shares on Nasdaq on the trading day immediately prior to such Purchase Date is not less than US$1.00, which shall not be adjusted (proportionally or otherwise) for any forward share split, reverse share split, share combination, share dividend, recapitalization, reorganization or other similar transaction involving the share capital of our company that occurs on or after the date of the Purchase Agreement (the “Threshold Price”), and (b) all of our Class A Ordinary Shares subject to all prior Purchases effected by us under the Purchase Agreement have been received by B. Riley Principal Capital II prior to the time we deliver such Purchase Notice to B. Riley Principal Capital II on such Purchase Date.
The per share purchase price that B. Riley Principal Capital II is required to pay for our Class A Ordinary Shares in a Purchase effected by us pursuant to the Purchase Agreement, if any, will be determined by reference to the volume weighted average price of our Class A Ordinary Shares (the “VWAP”), calculated in accordance with the Purchase Agreement, for the period (the “Purchase Valuation Period”) beginning at the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase, and ending at the earliest to occur of (i) 3:59 p.m., New York City time, on such Purchase Date or such earlier time publicly announced by Nasdaq as the official close of the regular trading session on such Purchase Date, (ii) such time that the total aggregate number (or volume) of our Class A Ordinary Shares traded on Nasdaq during such Purchase Valuation Period (calculated in accordance with the Purchase Agreement) reaches the applicable share volume maximum amount for such Purchase (the “Purchase Share Volume Maximum”), calculated by dividing (a) the applicable Purchase Share Amount for such Purchase by (b) 25.0%, and (iii) to the extent that the Company elects in the applicable Purchase Notice that the Purchase Valuation Period will also be determined by the Minimum Price Threshold (as defined below), such time that the trading price of our Class A Ordinary Shares on Nasdaq during such Purchase Valuation Period (calculated in accordance with the Purchase Agreement) falls below the applicable minimum price threshold for such Purchase specified by us in the Purchase Notice for such Purchase, or if we do not specify a minimum price threshold in such Purchase Notice, a price equal to 75.0% of the closing sale price of our Class A Ordinary Shares on the trading day immediately prior to the applicable Purchase Date for such Purchase (the “Minimum Price Threshold”), less a fixed 3.0% discount to the VWAP for such Purchase Valuation Period.
In the event that we elect in the applicable Purchase Notice that the Purchase Valuation Period will also be determined by the Minimum Price Threshold, for purposes of calculating the volume of our Class A Ordinary Shares traded during a Purchase Valuation Period, as well as the VWAP for a Purchase Valuation Period, the following transactions, to the extent they occur during such Purchase Valuation Period, are excluded: (x) the opening or first purchase of the Class A Ordinary Shares at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase and (y) the last or closing sale of the Class A Ordinary Shares at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase.
In the event that we do not elect in the applicable Purchase Notice that the Purchase Valuation Period will also be determined by the Minimum Price Threshold, the calculation of the volume of our Class A Ordinary Shares traded during a Purchase Valuation Period and the VWAP for a Purchase Valuation Period will exclude the following transactions. To the extent they occur during such Purchase Valuation Period: (x) the opening or first purchase of the Class A Ordinary Shares at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase, (y) the last or closing sale of the Class A Ordinary Shares at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase, and (z) all trades of the Class A Ordinary on Nasdaq during such Purchase Valuation Period at a price below the applicable Minimum Price Threshold for such Purchase.
In addition to the regular Purchases described above, we also have the right, but not the obligation, subject to the continued satisfaction of the conditions set forth in the Purchase Agreement, to direct B. Riley Principal Capital II to purchase, on any trading day, including the same Purchase Date on which a regular Purchase is effected (if any, although we are not required to effect an earlier regular Purchase on such trading day), a specified number of our Class A Ordinary Shares (each, an “Intraday Purchase”), not to exceed the lesser of (such lesser number of shares, the “Intraday Purchase Maximum Amount”): (i) 1 million of our Class A Ordinary Shares and (ii) 25.0% of the total aggregate volume of our Class A Ordinary Shares traded on Nasdaq during the applicable “Intraday Purchase Valuation Period” (determined in the same manner as for a regular Purchase) for such Intraday Purchase (such specified number of shares, adjusted to the extent necessary to give effect to the applicable Intraday Purchase Maximum Amount, the “Intraday Purchase Share Amount”), by the delivery to B. Riley Principal Capital II of an irrevocable written purchase notice, after 10:00 a.m., New York City time (and after the Purchase Valuation Period for any prior regular Purchase (if any) and the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date (if any) have ended), and prior to 3:30 p.m., New York City time, on such Purchase Date (each, an “Intraday Purchase Notice”), so long as (i) the closing sale price of our Class A Ordinary Shares on the trading day immediately prior to such Purchase Date is not less than the Threshold Price and (ii) all of our Class A Ordinary Shares subject to all prior Purchases and all prior Intraday Purchases by B. Riley Principal Capital II under the Purchase Agreement have been received by B. Riley Principal Capital II prior to the time we deliver such Intraday Purchase Notice to B. Riley Principal Capital II on such Purchase Date.
The per share purchase price for our Class A Ordinary Shares that we elect to sell to B. Riley Principal Capital II in an Intraday Purchase pursuant to the Purchase Agreement, if any, will be calculated in the same manner as in the case of a regular Purchase (including the same fixed percentage discounts to the applicable VWAP as in the case of a regular Purchase, as described above), provided that the VWAP for each Intraday Purchase effected on a Purchase Date will be calculated over different periods during the regular trading session on Nasdaq on such Purchase Date, each of which will commence and end at different times on such Purchase Date.
There is no upper limit on the price per share that B. Riley Principal Capital II could be obligated to pay for our Class A Ordinary Shares we may elect to sell to it in any Purchase or any Intraday Purchase under the Purchase Agreement. In the case of Purchases and Intraday Purchases effected by us under the Purchase Agreement, if any, all share and dollar amounts used in determining the purchase price per share of our Class A Ordinary Shares to be purchased by B. Riley Principal Capital II in a Purchase or an Intraday Purchase (as applicable), or in determining the applicable maximum purchase share amounts or applicable volume or price threshold amounts in connection with any such Purchase or Intraday Purchase (as applicable), in each case, will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, share split, reverse share split or other similar transaction occurring during any period used to calculate such per share purchase price, maximum purchase share amounts or applicable volume or price threshold amounts.
We control the timing and amount of any sales of our Class A Ordinary Shares to B. Riley Principal Capital II. As of March 31, 2024, we have sold an aggregate of 7,905,088 Class A Ordinary Shares to B. Riley Principal Capital II under the Purchase Agreement. Any additional actual sales of our Class A Ordinary Shares to B. Riley Principal Capital II under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our Class A Ordinary Shares and determinations by us as to the appropriate sources of funding for our business and operations.
We may not issue or sell any share of our Class A Ordinary Shares to B. Riley Principal Capital II under the Purchase Agreement which, when aggregated with all other Class A Ordinary Shares then beneficially owned by B. Riley Principal Capital II and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 thereunder), would result in B. Riley Principal Capital II beneficially owning more than 4.99% of the outstanding Class A Ordinary Shares (the “Beneficial Ownership Limitation”).

As of March 31, 2024, we have received aggregate net proceeds of approximately $60.7 million from sales of Class A Ordinary shares to B. Riley Principal Capital II under the Purchase Agreement. The amount of additional net proceeds to us from the sales of additional Class A Ordinary Shares that we elect to make to B. Riley Principal Capital II under the Purchase Agreement, if any, will depend on the frequency and prices at which we sell our Class A Ordinary Shares to B. Riley Principal Capital II. We currently expect that any proceeds received by us from such sales to B. Riley Principal Capital II will be used for working capital and general corporate purposes.
There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition (with certain limited exceptions) on entering into specified “Variable Rate Transactions” (as such term is defined in the Purchase Agreement) during the term of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our Class A Ordinary Shares after the date of issuance, or our effecting or entering into an agreement to effect an “equity line of credit” or other substantially similar continuous offering with a third party, in which we may offer, issue or sell our Class A Ordinary Shares or any securities exercisable, exchangeable or convertible into our Class A Ordinary Shares at a future determined price. See “Plan of Distribution (Conflict of Interest)” for more information regarding Variable Rate Transactions.
B. Riley Principal Capital II has agreed that none of B. Riley Principal Capital II, its sole member or any entity managed or controlled by B. Riley Principal Capital II or its sole member, or any of their respective officers, will engage in or effect, directly or indirectly, for its own account or for the account of any other of such persons or entities, any short sales of our Class A Ordinary Shares or hedging transaction that establishes a net short position in our Class A Ordinary Shares during the term of the Purchase Agreement.
The Purchase Agreement will automatically terminate on the earliest to occur of (i) the first day of the month following the 36-month anniversary of the Commencement Date, (ii) the date on which B. Riley Principal Capital II shall have purchased from us under the Purchase Agreement our Class A Ordinary Shares for an aggregate gross purchase price of US$150,000,000, (iii) the date on which our Class A Ordinary Shares shall have failed to be listed or quoted on Nasdaq or another U.S. national securities exchange identified as an “eligible market” in the Purchase Agreement, (iv) the 30th trading day after the date on which a voluntary or involuntary bankruptcy proceeding involving our company has been commenced that is not discharged or dismissed prior to such trading day, and (v) the date on which a bankruptcy custodian is appointed for all or substantially all of our property or we make a general assignment for the benefit of creditors.
We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon three trading days’ prior written notice to B. Riley Principal Capital II. We and B. Riley Principal Capital II may also agree to terminate the Purchase Agreement by mutual written consent, provided that no termination of the Purchase Agreement will be effective during the pendency of any Purchase or any Intraday Purchase that has not then fully settled in accordance with the Purchase Agreement. Neither we nor B. Riley Principal Capital II may assign or transfer our respective rights and obligations under the Purchase Agreement or the Registration Rights Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by us or B. Riley Principal Capital II.
As consideration for B. Riley Principal Capital II’s commitment to purchase our Class A Ordinary Shares at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, we agree to pay to B. Riley Principal Capital II a commitment fee (the “Commitment Fee”) of 0.5% of the B. Riley Principal Capital II’s total commitment of US$150,000,000, which shall be payable in three equal tranches as follows: (x) the first payment, shall be made within three (3) Business Days (as such term is defined in the Purchase Agreement) of the date of the Purchase Agreement, (y) the second payment, shall be made within three (3) Business Days of the first Purchase or Intraday Purchase being effected by us, and (z) the third payment shall be made within three (3) Business Days after an aggregate of US$5 million of Purchases and/or Intraday Purchases have been effected by us, provided that we shall have the option, in our sole discretion, to satisfy our obligation to pay any tranche of the Commitment Fee at an earlier date than otherwise set forth above.
In addition, we have agreed to reimburse B. Riley Principal Capital II for the reasonable and documented legal fees and disbursements of B. Riley Principal Capital II’s legal counsel in an amount not to exceed (i) US$50,000 within five Business Days of the date of the Purchase Agreement and (ii) US$5,000 per Representation Date (as such term is defined in the Purchase Agreement) within ten Business Days after each Representation Date, in each case in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement.
The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. Copies of the agreements have been included as exhibits to the registration statement that includes this prospectus and are incorporated by reference from filings that are available electronically on the SEC’s website at www.sec.gov.
We do not know what the purchase price for our Class A Ordinary Shares will be and therefore cannot be certain as to the number of additional shares, if any, we might issue to B. Riley Principal Capital II under the Purchase Agreement. As of March 31, 2024, there were 118,715,326 Ordinary Shares outstanding, including 70,315,404 Class A Ordinary Shares (excluding 6,706,276 class A Ordinary shares reserved for future issuances upon the exercise of awards granted under our share incentive plans), of which 54,988,988 shares were held by non-affiliates of our company. For illustrative purposes only, at a per share purchase price of US$6.02, the closing price of our Class A Ordinary Shares on April 19, 2024, the latest practicable date, we would be able to issue up to 24,916,943 Class A Ordinary Shares to B. Riley Principal Capital II, which would represent approximately 35.4% of our outstanding Class A Ordinary Shares, approximately 21.0% of our outstanding Ordinary Shares, and approximately 45.3% of our public float, as of March 31, 2024. That being said, 150,000,000 Class A Ordinary Shares are being registered under the Securities Act for resale by B. Riley Principal Capital II under this prospectus, which is calculated by dividing US$150,000,000 by the Threshold Price (US$1.00 per share) and therefore represent the maximum number of Class A Ordinary Shares that may be issued to B. Riley Principal Capital II under the Purchase Agreement.
The number of our Class A Ordinary Shares ultimately offered for resale by B. Riley Principal Capital II through this prospectus is dependent upon the number of Class A Ordinary Shares, we elect to sell to B. Riley Principal Capital II under the Purchase Agreement. The issuance of our Class A Ordinary Shares to B. Riley Principal Capital II pursuant to the Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted. Although the number of Class A Ordinary Shares that our existing shareholders own will not decrease, the Class A Ordinary Shares owned by our existing shareholders will represent a smaller percentage of our total outstanding Class A Ordinary Shares after any such issuance.
Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of reduced reporting requirements that are otherwise applicable to public companies. Section 107 of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with those standards. The JOBS Act also exempts us from having to provide an auditor attestation of internal control over financial reporting under Sarbanes-Oxley Act Section 404(b).
We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing Date, (b) in which we have an annual total gross revenue of at least US$1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary equity that is held by non-affiliates exceeds US$700 million as of the last business day of the second fiscal quarter of such fiscal year; and (ii) the date on which we have issued more than US$1 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Foreign Private Issuer
As a “foreign private issuer,” we will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that we must disclose differ from those governing U.S. companies pursuant to the Exchange Act. We will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act.
In addition, as a “foreign private issuer,” our officers and directors and holders of more than 10% of the issued and outstanding Class A Ordinary Shares, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of ordinary shares as well as from Section 16 short swing profit reporting and liability. See “Item 3.D. Key Information—Risk Factors—Risks Related to Our Securities—We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to domestic public companies in the United States” in our most recent Annual Report on Form 20-F, incorporated herein by reference.
Controlled Company
Mr. Jihan Wu currently controls a majority of the voting power of our outstanding ordinary shares. As a result, we are a “controlled company” within the meaning of applicable Nasdaq listing rules. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company.” For so long as we remain a “controlled company,” we may elect not to comply with certain corporate governance requirements, including the requirements:
•	that a majority of the board of directors consists of independent directors;
•	for an annual performance evaluation of the nominating and corporate governance and compensation committees;
•	that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•	that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility.
We intend to use these exemptions and may continue to use all or some of these exemptions in the future. As a result, you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.
Summary of Risk Factors
Investing in our Ordinary shares involves a high degree of risk. You should consider carefully the risk factors described in this prospectus under “Risk Factors” as well as those contained in our most recent Annual Report on Form 20-F, and any updates to those risks in our Reports on Form 6-K, in each case incorporated by reference herein, together with all of the other information appearing or incorporated by reference herein. Among these important risks are risks associated with the following:
•	Future sales, or the possibility of future sales of, a substantial number of our Ordinary Shares may depress the price of such securities.
•	The market price of Class A Ordinary Shares may be volatile, and you may lose some or all of your investment.
•
The cryptocurrency industry in which we operate is characterized by constant changes. If we fail to continuously innovate and to provide solutions or services that meet the expectations of our customers, we may not be able to attract new customers or retain existing customers, and hence our business and results of operations may be adversely affected.

•	Our results of operations have been and are expected to continue to be significantly impacted by Bitcoin price fluctuation.
•	The supply of Bitcoins available for mining is limited and we may not be able to quickly adapt to new businesses when all the Bitcoins have been mined.
•
Although we have an organic way of growing our mining fleets, our business is nevertheless capital intensive. We may need additional capital but may not be able to obtain it in a timely manner and on favorable terms or at all.

•	We may not be able to maintain our competitive position as cryptocurrency networks experience increases in the total network hash rate.
•	We have experienced negative cash flows from operating activities and incurred net losses in the past. We can provide no assurance of our future operating results.

•	Our limited operating history and rapid revenue growth may make it difficult for us to forecast our business and assess the seasonality and volatility in our business.
•	We have experienced and may experience in the future hash rate loss during our operations due to factors beyond our control.
•
We are subject to risks associated with our need for significant electric power and the limited availability of power resources, which could have a material adverse effect on our business, financial condition and results of operations.

•
Because there has been limited precedent set for financial accounting for Bitcoin and other cryptocurrencies, the determinations that we have made for how to account for cryptocurrencies transactions may be subject to change.

•	Any loss or destruction of a private key required to access our cryptocurrency is irreversible. We also may temporarily lose access to our cryptocurrencies.
•
Bitcoin exchanges and wallets, and to a lesser extent, the Bitcoin network itself, may suffer from hacking and fraud risks, which may adversely erode user confidence in Bitcoin which would decrease the demand for our products and services. Further, digital asset exchanges on which crypto assets trade are relatively new and largely unregulated, and thus may be exposed to fraud and failure. Incorrect or fraudulent cryptocurrency transactions may be irreversible.

•
We are subject to a highly-evolving regulatory landscape and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our business, reputation, prospects or operations.

•
The nature of our business requires the application of complex financial accounting rules, and there is limited guidance from accounting standard setting bodies. If financial accounting standards undergo significant changes, our operating results could be adversely affected.

•	We are subject to tax risks related to our multinational operations.
•
Our interactions with a blockchain may expose us to specially designated nationals (“SDN”) or blocked persons or cause us to violate provisions of law that did not contemplate distribute ledger technology.

Corporate Information
We were created as “Bitdeer Technologies Holding Company” in January 2021 to separate the Cloud Hash Rate business, the self-mining business and the business of providing dynamic hosting solutions (collectively, the “Bitdeer Business”) and the mining pool business (the “BTC.com Pool Business”), following a corporate reorganization of BitMain Technologies Holding Company. In February 2021, we established Blockchain Alliance Technologies Holding Company (“Blockchain Alliance”) to separate the BTC.com Pool Business following a corporate reorganization of our group. The separation was consummated in April 2021, when we distributed by way of dividend in kind the shares of Blockchain Alliance to the then existing shareholders of our group.
In April 2023, the Business Combination was completed, upon which “Bitdeer Technologies Group”, an exempted company under the laws of Cayman Islands, became the ultimate corporate parent of our group, and the Class A Ordinary Shares were listed on the Nasdaq under the symbol “BTDR.”
Our registered office is Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, and our principal executive office is 08 Kallang Avenue, Aperia tower 1, #09-03/04, Singapore 339509. Our principal website address is https://www.bitdeer.com. We do not incorporate the information contained on, or accessible through, our websites into this prospectus, and you should not consider it a part of this prospectus.
THE OFFERING
Class A Ordinary Shares offered by the Selling Securityholder . . . . . . . . . . . . . . . . . . . . . . .
Up to 150,000,000 Class A Ordinary Shares (the “Purchase Shares”) we may elect, in our sole discretion, to issue and sell to the Selling Securityholder under the Purchase Agreement from time to time after the

Commencement Date, of which we have sold an aggregate of 7,905,088 Class A Ordinary shares to the Selling Securityholder as of March 31, 2024.
Class A Ordinary Shares outstanding as of March 31, 2024
70,315,404 Class A Ordinary Shares, excluding 6,706,276 Class A Ordinary Shares reserved for future issuances upon the exercise of awards granted under our share incentive plans.
Class A Ordinary Shares outstanding after giving effect to the issuance of the shares registered hereunder
212,410,316 Class A Ordinary Shares.
Use of proceeds
We will not receive any proceeds from the resale of Class A Ordinary Shares included in this prospectus by the Selling Securityholder. However, we may receive up to US$150,000,000 in aggregate gross proceeds under the Purchase Agreement from sales of Class A Ordinary Shares that we may elect to make to Selling Securityholder pursuant to the Purchase Agreement, if any, from time to time in our sole discretion, from and after the Commencement Date. As of March 31, 2024, we have received aggregate net proceeds of approximately US$60.7 million from sales of Class A Ordinary Shares to the Selling Securityholder. The amount of additional net proceeds to us from sales that we elect to make to B. Riley Principal Capital II under the Purchase Agreement, if any, will depend on the frequency and prices at which we sell our Class A Ordinary Shares to B. Riley Principal Capital II.
We expect to use the net proceeds that we receive from sales of our Class A Ordinary Shares to the Selling Securityholder, if any, under the Purchase Agreement for working capital and general corporate purposes. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, we retain broad discretion over the use of the net proceeds from the sale of our Class A Ordinary Shares under the Purchase Agreement. The precise amount and timing of the application of such proceeds will depend upon our liquidity needs and the availability and cost of other capital over which we have little or no control. As of the date hereof, we cannot specify with certainty the particular uses for the net proceeds. See “Use of Proceeds.”
Risk factors
See “Risk Factors” and the other information included in this prospectus and in the documents incorporated by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Class A Ordinary Shares
Conflict of Interest
B. Riley Principal Capital II, LLC is an affiliate of B. Riley Securities, Inc. (“BRS”), a registered broker-dealer and FINRA (as defined below) member. BRS will act as an executing broker that will effectuate resales of our Class A Ordinary Shares that have been and may be acquired by B. Riley Principal Capital II from us pursuant to the Purchase Agreement to the public in this offering.
Because B. Riley Principal Capital II will receive all the net proceeds from such resales of our Class A Ordinary Shares made to the public through BRS, BRS is deemed to have a “conflict of interest” within the meaning of
Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. Consequently, this offering will be conducted in compliance with the provisions of FINRA Rule 5121, which requires that a “qualified independent underwriter,” as defined in FINRA Rule 5121, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. Accordingly, we have engaged Northland Securities, Inc., a registered broker-dealer and FINRA member (“Northland”), to be the qualified independent underwriter in this offering and, in such capacity, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. B. Riley Principal Capital II has agreed to pay Northland a cash fee of US$75,000 upon completion of this offering as consideration for its services and to reimburse Northland up to US$5,000 for expenses incurred in connection with acting as the qualified independent underwriter in this offering. Northland will receive no other compensation for acting as the qualified independent underwriter in this offering. In accordance with FINRA Rule 5121, BRS is not permitted to sell our Class A Ordinary Shares in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. See “Plan of Distribution (Conflict of Interest).”
Nasdaq Ticker-Symbol
Class A Ordinary Shares: “BTDR”

RISK FACTORS
Investing in our securities involves risk. Before making a decision to invest in our securities, you should carefully consider the following risks and those in our then-most recent Annual Report on Form 20-F, and any updates to those risk factors in our reports on Form 6-K incorporated by reference in this prospectus, together with all of the other information appearing or incorporated by reference in this prospectus, in light of your particular investment objectives and financial circumstances. Although we discuss key risks in our discussion of risk factors, new risks may emerge in the future, which may prove to be significant. We cannot predict future risks or estimate the extent to which they may affect our business, results of operations, financial condition and prospects.
Risks Related to the Offering
It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to B. Riley Principal Capital II, or the actual gross proceeds resulting from those sales.
On August 8, 2023, we entered into the Purchase Agreement with B. Riley Principal Capital II, pursuant to which B. Riley Principal Capital II has committed to purchase up to US$150,000,000 of our Class A Ordinary Shares, subject to certain limitations and conditions set forth in the Purchase Agreement. The Class A Ordinary Shares that may be issued under the Purchase Agreement may be sold by us to B. Riley Principal Capital II at our discretion from time to time over the 36-month period beginning on the Commencement Date.
We generally have the right to control the timing and amount of any sales of our Class A Ordinary Shares to B. Riley Principal Capital II under the Purchase Agreement. Sales of our Class A Ordinary Shares, if any, to B. Riley Principal Capital II under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to B. Riley Principal Capital II all, some or none of our Class A Ordinary Shares that may be available for us to sell to B. Riley Principal Capital II pursuant to the Purchase Agreement.
Because the purchase price per share to be paid by B. Riley Principal Capital II for our Class A Ordinary Shares that we may elect to sell to B. Riley Principal Capital II under the Purchase Agreement, if any, will fluctuate based on the market prices of our Class A Ordinary Shares at the time we elect to sell shares to B. Riley Principal Capital II pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of our Class A Ordinary Shares that we will sell to B. Riley Principal Capital II under the Purchase Agreement, the purchase price per share that B. Riley Principal Capital II will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by B. Riley Principal Capital II under the Purchase Agreement.
Although the Purchase Agreement provides that we may sell up to an aggregate of US$150,000,000 of our Class A Ordinary Shares to B. Riley Principal Capital II, up to 150,000,000 Class A Ordinary Shares are being registered for resale under the registration statement that includes this prospectus, which is calculated by dividing US$150,000,000 by the Threshold Price (US$1.00 per share) and therefore represent the maximum number of Class A Ordinary Shares that may be issued to B. Riley Principal Capital under the Purchase Agreement. The number of Class A Ordinary Shares ultimately offered for resale by B. Riley Principal Capital II is dependent upon the number of Class A Ordinary Shares, if any, we ultimately elect to sell to B. Riley Principal Capital II under the Purchase Agreement.
The sale and issuance of our Class A Ordinary Shares to B. Riley Principal Capital II will cause dilution to our existing shareholders, and the sale of Class A Ordinary Shares acquired by B. Riley Principal Capital II, or the perception that such sales may occur, could cause the price of our Class A Ordinary Shares to fall.
The purchase price for the shares that we may sell to B. Riley Principal Capital II under the Purchase Agreement will fluctuate based on the price of our Class A Ordinary Shares. Depending on market liquidity at the time, sales of such shares may cause the trading price of our Class A Ordinary Shares to fall.
If and when we do sell shares to B. Riley Principal Capital II, after B. Riley Principal Capital II has acquired the shares, B. Riley Principal Capital II may resell all, some, or none of those shares at any time or from time to time in its discretion. Therefore, sales to B. Riley Principal Capital II by us could result in substantial dilution to the interests of other holders of our Class A Ordinary Shares. Additionally, the sale of a substantial number of Class A Ordinary Shares to B. Riley Principal Capital II, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Investors who buy shares at different times will likely pay different prices.
Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to B. Riley Principal Capital II. If and when we do elect to sell Class A Ordinary Shares to B. Riley Principal Capital II pursuant to the Purchase Agreement, after B. Riley Principal Capital II has acquired such shares, B. Riley Principal Capital II may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from B. Riley Principal Capital II at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from B. Riley Principal Capital II as a result of future sales made by us to B. Riley Principal Capital II at prices lower than the prices such investors paid for their shares. In addition, if we sell a substantial number of shares to B. Riley Principal Capital II under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with B. Riley Principal Capital II may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.
Our management team will have broad discretion over the use of the net proceeds from our sale of our Class A Ordinary Shares to B. Riley Principal Capital II, if any, and investors may not agree with how we use the proceeds and the proceeds may not be invested successfully.
Our management team will have broad discretion as to the use of the net proceeds from our sale of our Class A Ordinary Shares to B. Riley Principal Capital II, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, investors will be relying on the judgment of our management team with regard to the use of those net proceeds, and investors will not have the opportunity, as part of their investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.
Risks Related to Our Securities
Future sales, or the possibility of future sales of, a substantial number of our Ordinary Shares may depress the price of such securities.
Future sales of a substantial number of our Ordinary Shares in the public market, or the perception that these sales might occur, could depress the market price of the Company’s Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities.
On August 8, 2023, we entered into an ordinary shares purchase agreement (the “Equity Financing Purchase Agreement”) and a registration rights agreement (the “Equity Financing Registration Rights Agreement”) with B. Riley Principal Capital II, LLC (“B. Riley Principal Capital II”). Pursuant to the Equity Financing Purchase Agreement, subject to the satisfaction of the conditions set forth in the Equity Financing Purchase Agreement, we have the right to sell to B. Riley Principal Capital II up to US$150,000,000 of our Class A Ordinary Shares, subject to certain limitations and conditions set forth in the Equity Financing Purchase Agreement, from time to time during the term of the Equity Financing Purchase Agreement. We filed a registration statement, which was declared effective on September 20, 2023, to register the resale of up to 150,000,000 Class A Ordinary Shares. Given this substantial number of shares available for resale, the sale of shares by such holders, or the perception in the market that holders of a large number of shares intend to sell shares, could increase the volatility of the market price of our Class A Ordinary Shares or result in a significant decline in the public trading price of our Class A Ordinary Shares. Further, the purchase price for the shares that we may sell to B. Riley Principal Capital II under our committed equity financing will fluctuate based on the price of our Class A Ordinary Shares. Depending on market liquidity at the time, sales of such shares may cause the trading price of our Class A Ordinary Shares to fall. If and when we do sell Class A Ordinary Shares to B. Riley Principal Capital II, after B. Riley Principal Capital II has acquired the Class A Ordinary Shares, B. Riley Principal Capital II may resell all, some, or none of those shares at any time or from time to time in its discretion. Therefore, sales to B. Riley Principal Capital II by us could result in substantial dilution to the interests of other holders of our Class A Ordinary Shares. Additionally, the sale of a substantial number of shares of our Class A Ordinary Shares to B. Riley Principal Capital II, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. The decision to sell any shares of our Class A Ordinary Shares to sell to B. Riley Principal Capital II under the committed equity financing will depend on market conditions, the trading prices of our Class A Ordinary Shares and other considerations, and we cannot guarantee the extent to which we may utilize the committed equity financing.
On March 18, 2024, we entered into an At Market Issuance Sales Agreement with B. Riley Securities, Inc., Cantor Fitzgerald & Co., Needham & Company, LLC, StockBlock Securities LLC, Roth Capital Partners, LLC and Rosenblatt Securities Inc. (collectively, the “sales agents”), pursuant to which we may offer and sell our Class A Ordinary Shares having an aggregate offering price of up to US$250,000,000 from time to time through or to the sales agents, as agent or principal. It is not possible to predict the actual number of Class A Ordinary Shares, if any, we will sell under such agreement, or the actual gross proceeds resulting from those sales.
The market price of Class A Ordinary Shares may be volatile, and you may lose some or all of your investment.
The price of Class A Ordinary Shares may fluctuate due to a variety of factors, including:
•	changes in the industries in which we operate;
•	developments involving our competitors;
•	changes in laws and regulations affecting our business;
•	variations in our operating performance and the performance of our competitors in general;
•	actual or anticipated fluctuations in our quarterly or annual operating results;
•	publication of research reports by securities analysts about us or our competitors or our industry;
•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;
•	actions by holders in respect of any of their Class A Ordinary Shares;
•	additions and departures of key personnel;
•	commencement of, or involvement in, litigation involving us;
•	changes in our capital structure, such as future issuances of securities or the incurrence of debt;
•	the volume of Class A Ordinary Shares available for public sale; and
•
general economic and political conditions, such as the effects of the COVID-19 outbreak, recessions, volatility in the markets, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability, and acts of war or terrorism.

In particular, the market price of Class A Ordinary Shares could be subject to extreme volatility and fluctuations in response to industry-wide developments beyond our control, such as continued industry-wide fallout from the recent Chapter 11 bankruptcy filings of cryptocurrency exchanges FTX (including its affiliated hedge fund Alameda Research LLC), crypto hedge fund Three Arrows, crypto miners Compute North and Core Scientific and crypto lenders Celsius Network, Voyager Digital and BlockFi. Although we have no exposure to any of the cryptocurrency market participants that recently filed for Chapter 11 bankruptcy, or who are known to have experienced excessive redemptions, suspended redemptions or have crypto assets of their customers unaccounted for; and we do not have any assets, material or otherwise, that may not be recovered due to these bankruptcies or excessive or suspended redemptions; the price of Class A Ordinary Shares may still not be immune to unfavorable investor sentiment resulting from these recent developments in the broader cryptocurrency industry and you may experience depreciation of price of Class A Ordinary Shares.

THE COMMITTED EQUITY FINANCING
Under the Purchase Agreement, we have the right to sell to B. Riley Principal Capital II up to US$150,000,000 of our Class A Ordinary Shares, subject to certain limitations set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of our Class A Ordinary Shares by us to B. Riley Principal Capital II under the Purchase Agreement, and the timing of any such sales, are solely at our option, and we are under no obligation to sell any Class A Ordinary Shares to B. Riley Principal Capital II under the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by B. Riley Principal Capital II of up to 150,000,000 Class A Ordinary Shares that we may elect, in our sole discretion, to issue and sell to B. Riley Principal Capital II under the Purchase Agreement, from time to time from and after the Commencement Date, of which we have sold an aggregate of 7,905,088 Class A Ordinary Shares to B. Riley Principal Capital II as of March 31, 2024.
We have the right, but not the obligation, from time to time at our sole discretion over the 36-month period beginning on the Commencement Date, to direct B. Riley Principal Capital II to purchase up to a specified maximum amount of Class A Ordinary Shares in one or more Purchases and Intraday Purchases as set forth in the Purchase Agreement, by timely delivering a written Purchase Notice for each Purchase, and timely delivering a written Intraday Purchase Notice for each Intraday Purchase, if any, to B. Riley Principal Capital II in accordance with the Purchase Agreement on any trading day we select as the Purchase Date therefor, so long as (i) the closing sale price of our Class A Ordinary Shares on the trading day immediately prior to such Purchase Date is not less than the Threshold Price and (ii) all of our Class A Ordinary Shares subject to all prior Purchases and all prior Intraday Purchases effected by us under the Purchase Agreement have been received by B. Riley Principal Capital II prior to the time we deliver such notice to B. Riley Principal Capital II.
The Company controls the timing and amount of any sales of our Class A Ordinary Shares to B. Riley Principal Capital II. As of March 31, 2024, we have sold an aggregate of 7,905,088 Class A Ordinary Shares to B. Riley Principal Capital II under the Purchase Agreement. Any additional actual sales of any additional Class A Ordinary Shares to B. Riley Principal Capital II will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our Class A Ordinary Shares and determinations by us as to the appropriate sources of funding for our company and its operations.
We may not issue or sell any of our Class A Ordinary Shares to B. Riley Principal Capital II under the Purchase Agreement which, when aggregated with all other Class A Ordinary Shares then beneficially owned by B. Riley Principal Capital II and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder), would result in B. Riley Principal Capital II beneficially owning our Class A Ordinary Shares in excess of the Beneficial Ownership Limitation, which is defined in the Purchase Agreement as 4.99% of the outstanding Class A Ordinary Shares.
As of March 31, 2024, we have received aggregate net proceeds of approximately US$60.7 million from sales of Class A Ordinary Shares to B. Riley Principal Capital II under the Purchase Agreement. The amount of additional net proceeds to us from the sale of additional Class A Ordinary Shares that we elect to make to B. Riley Principal Capital II under the Purchase Agreement, will depend on the frequency and prices at which we sell such Class A Ordinary Shares to B. Riley Principal Capital II. We currently expect that any proceeds received by us from such sales to B. Riley Principal Capital II will be used for working capital and general corporate purposes.
Neither we nor B. Riley Principal Capital II may assign or transfer our respective rights and obligations under the Purchase Agreement or the Registration Rights Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by us or B. Riley Principal Capital II.
As consideration for B. Riley Principal Capital II’s commitment to purchase our Class A Ordinary Shares at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, we agree to pay to B. Riley Principal Capital II a commitment fee (the “Commitment Fee”) of 0.5% of the B. Riley Principal Capital II’s total commitment of US$150,000,000, which shall be payable in three equal tranches as follows: (x) the first payment, shall be made within three (3) Business Days (as defined in the Purchase Agreement) of the date of the Purchase Agreement, (y) the second payment, shall be made within three (3) Business Days of the first Purchase or Intraday Purchase being effected by us, and (z) the third payment shall be made within three (3) Business Days after an aggregate of US$5 million of Purchases and/or Intraday Purchases have been effected by us, provided that we shall have the option, in our sole discretion, to satisfy our obligation to pay any tranche of the Commitment Fee at an earlier date than otherwise set forth above.

In addition, we have agreed to reimburse B. Riley Principal Capital II for the reasonable and documented legal fees and disbursements of B. Riley Principal Capital II’s legal counsel in an amount not to exceed (i) US$50,000 within five Business Days of the date of the Purchase Agreement and (ii) US$5,000 per Representation Date (as defined in the Purchase Agreement) within ten Business Days after each Representation Date, in each case in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement.
The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. Copies of the agreements have been included as exhibits to the registration statement that includes this prospectus and are incorporated by reference from filings that are available electronically on the SEC’s website at www.sec.gov.
Purchases of our Class A Ordinary Shares Under the Purchase Agreement
Purchases
We have the right, but not the obligation, from time to time at our sole discretion over the 36-month period beginning on the Commencement Date, to direct B. Riley Principal Capital II to purchase a specified number of our Class A Ordinary Shares, not to exceed the applicable Purchase Maximum Amount, in a Purchase under the Purchase Agreement, by timely delivering a written Purchase Notice to B. Riley Principal Capital II, prior to 9:00 a.m., New York City time, on any trading day we select as the Purchase Date for such Purchase, so long as:
•	the closing sale price of our Class A Ordinary Shares on the trading day immediately prior to such Purchase Date is not less than the Threshold Price; and
•
all of our Class A Ordinary Shares subject to all prior Purchases and all prior Intraday Purchases effected by us under the Purchase Agreement have been received by B. Riley Principal Capital II prior to the time we deliver such Purchase Notice to B. Riley Principal Capital II.

The Purchase Maximum Amount applicable to such Purchase will be equal to the lesser of:
•	1 million of our Class A Ordinary Shares; and
•	25.0% of the total aggregate number (or volume) of our Class A Ordinary Shares traded on Nasdaq during the applicable Purchase Valuation Period for such Purchase.
The actual number of our Class A Ordinary Shares that B. Riley Principal Capital II will be required to purchase in a Purchase, which we refer to as the Purchase Share Amount, will be equal to the number of shares that we specify in the applicable Purchase Notice, subject to adjustment to the extent necessary to give effect to the applicable Purchase Maximum Amount and other applicable limitations set forth in the Purchase Agreement, including the Beneficial Ownership Limitation.
The per share purchase price that B. Riley Principal Capital II will be required to pay for the Purchase Share Amount in a Purchase effected by us pursuant to the Purchase Agreement, if any, will be equal to the VWAP of our Class A Ordinary Shares for the applicable Purchase Valuation Period on the Purchase Date for such Purchase, less a fixed 3.0% discount to the VWAP for such Purchase Valuation Period. The Purchase Valuation Period for a Purchase is defined in the Purchase Agreement as the period beginning at the official open (or “commencement”) of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase, and ending at the earliest to occur of:
•	3:59 p.m., New York City time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on such Purchase Date;
•
such time that the total aggregate number (or volume) of our Class A Ordinary Shares traded on Nasdaq during such Purchase Valuation Period reaches the applicable Purchase Share Volume Maximum for such Purchase, which will be determined by dividing (a) the applicable Purchase Share Amount for such Purchase, by (b) 25.0%; and

•
to the extent that we elect in the Purchase Notice that the Purchase Valuation Period will also be determined by the applicable Minimum Price Threshold, such time that the trading price of our Class A Ordinary Shares on Nasdaq during such Purchase Valuation Period falls below the applicable Minimum Price Threshold for such Purchase specified by us in the Purchase Notice for such Purchase, or if we do not specify a Minimum Price Threshold in such Purchase Notice, a price equal to 75.0% of the closing sale price of our Class A Ordinary Shares on the trading day immediately prior to the applicable Purchase Date for such Purchase.

In the event that we elect in the Purchase Notice that the Purchase Valuation Period will also be determined by the applicable Minimum Price Threshold, for purposes of calculating the volume of our Class A Ordinary Shares traded during a Purchase Valuation Period, as well as the VWAP for a Purchase Valuation Period, the following transactions, to the extent they occur during such Purchase Valuation Period, are excluded: (x) the opening or first purchase of our Class A Ordinary Shares at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase and (y) the last or closing sale of our Class A Ordinary Shares at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase.
In the event that we do not elect in the Purchase Notice that the Purchase Valuation Period will also be determined by the applicable Minimum Price Threshold, the calculation of the volume of our Class A Ordinary Shares traded during a Purchase Valuation Period and the VWAP for a Purchase Valuation Period will exclude the following transactions, to the extent they occur during such Purchase Valuation Period: (x) the opening or first purchase of our Class A Ordinary Shares at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase, (y) the last or closing sale of our Class A Ordinary Shares at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase, and (z) all trades of our Class A Ordinary on Nasdaq during such Purchase Valuation Period at a price below the applicable Minimum Price Threshold for such Purchase. such Purchase Valuation Period: (x) the opening or first purchase of our Class A Ordinary Shares at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase, (y) the last or closing sale of our Class A Ordinary Shares at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase, and (z) all trades of our Class A Ordinary on Nasdaq during such Purchase Valuation Period at a price below the applicable Minimum Price Threshold for such Purchase.
Intraday Purchases
In addition to the regular Purchases described above, we also have the right, but not the obligation, subject to the continued satisfaction of the conditions set forth in the Purchase Agreement, to direct B. Riley Principal Capital II to purchase, on any trading day we select as the Purchase Date therefor (including the same Purchase Date on which an earlier regular Purchase was effected by us (as applicable), although we are not required to effect an earlier regular Purchase on such Purchase Date in order to effect an Intraday Purchase on such Purchase Date), a specified number of our Class A Ordinary Shares, not to exceed the applicable Intraday Purchase Maximum Amount, in an Intraday Purchase under the Purchase Agreement, by timely delivering a written Intraday VWAP Purchase Notice (as such term is defined in the Purchase Agreement) to B. Riley Principal Capital II, after 10:00 a.m., New York City time (and after the Purchase Valuation Period for any prior regular Purchase (if any) and the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date (if any) have ended), and prior to 3:30 p.m., New York City time, on such Purchase Date, so long as:
•	the closing sale price of our Class A Ordinary Shares on the trading day immediately prior to such Purchase Date is not less than the Threshold Price; and
•
all of our Class A Ordinary Shares subject to all prior Purchases and all prior Intraday Purchases effected by us under the Purchase Agreement have been received by B. Riley Principal Capital II prior to the time we deliver such Intraday Purchase Notice to B. Riley Principal Capital II.

The Intraday Purchase Maximum Amount applicable to such Intraday Purchase will be equal to the lesser of:
•	1 million of our Class A Ordinary Shares; and
•	25.0% of the total aggregate number (or volume) of our Class A Ordinary Shares traded on Nasdaq during the applicable Intraday Purchase Valuation Period for such Intraday Purchase.
The actual number of our Class A Ordinary Shares that B. Riley Principal Capital II will be required to purchase in an Intraday Purchase, which we refer to as the Intraday Purchase Share Amount, will be equal to the number of shares that we specify in the applicable Intraday Purchase Notice, subject to adjustment to the extent necessary to give effect to the applicable Intraday Purchase Maximum Amount and other applicable limitations set forth in the Purchase Agreement, including the Beneficial Ownership Limitation.
The per share purchase price that B. Riley Principal Capital II will be required to pay for the Intraday Purchase Share Amount in an Intraday Purchase effected by us pursuant to the Purchase Agreement, if any, will be calculated in the same manner as in the case of a regular Purchase, except that the VWAP used to determine the purchase price for the Intraday Purchase Share Amount to be purchased in an Intraday Purchase will be equal to the VWAP for the applicable Intraday Purchase Valuation Period on the Purchase Date for such Intraday Purchase, less a fixed 3.0% discount to the VWAP for such Intraday Purchase Valuation Period. The Intraday Purchase Valuation Period for an Intraday Purchase is defined in the Purchase Agreement as the period during the regular trading session on Nasdaq on such Purchase Date, beginning at the latest to occur of:
•	such time of confirmation of B. Riley Principal Capital II’s receipt of the applicable Intraday Purchase Notice;
•	such time that the Purchase Valuation Period for any prior regular Purchase effected on the same Purchase Date (if any) has ended; and
•	such time that the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date (if any) has ended, and ending at the earliest to occur of:
•	3:59 p.m., New York City time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on such Purchase Date;
•
such time that the total aggregate number (or volume) of our Class A Ordinary Shares traded on Nasdaq during such Intraday Purchase Valuation Period reaches the applicable Intraday VWAP Purchase Share Volume Maximum (as such term is defined in the Purchase Agreement) for such Intraday Purchase, which will be determined by dividing (a) the applicable Intraday Purchase Share Amount for such Intraday Purchase, by (b) 25%; and

•
to the extent that we elect in the Intraday Purchase Notice that the Intraday Purchase Valuation Period will also be determined by the applicable Minimum Price Threshold, such time that the trading price of our Class A Ordinary Share on Nasdaq during such Intraday Purchase Valuation Period falls below the applicable Minimum Price Threshold for such Intraday Purchase specified by us in the Intraday Purchase Notice for such Intraday Purchase, or if we do not specify a Minimum Price Threshold in such Intraday Purchase Notice, a price equal to 75.0% of the closing sale price of our Class A Ordinary Shares on the trading day immediately prior to the applicable Purchase Date for such Intraday Purchase.

In the event that we elect in the Intraday Purchase Notice that the Intraday Purchase Valuation Period will also be determined by the applicable Minimum Price Threshold, for purposes of calculating the volume of our Class A Ordinary Shares traded during an Intraday Purchase Valuation Period, as well as the VWAP for an Intraday Purchase Valuation Period, the following transactions, to the extent they occur during such Intraday Purchase Valuation Period, are excluded: (x) the opening or first purchase of our Class A Ordinary Shares at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Intraday Purchase and (y) the last or closing sale of our Class A Ordinary Shares at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Intraday Purchase.
In the event that we do not elect in the Intraday Purchase Notice that the Intraday Purchase Valuation Period will also be determined by the applicable Minimum Price Threshold, the calculation of the volume of our Class A Ordinary Shares traded during an Intraday Purchase Valuation Period and the VWAP for an Intraday Purchase Valuation Period will exclude the following transactions, to the extent they occur during such Intraday Purchase Valuation Period: (x) the opening or first purchase of our Class A Ordinary Shares at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Intraday Purchase, (y) the last or closing sale of our Class A Ordinary Shares at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Intraday Purchase, and (z) all trades of our Class A Ordinary on Nasdaq during such Intraday Purchase Valuation Period at a price below the applicable Minimum Price Threshold for such Intraday Purchase.
We may, in our sole discretion, timely deliver multiple Intraday Purchase Notices to B. Riley Principal Capital II prior to 3:30 p.m., New York City time, on a single Purchase Date to effect multiple Intraday Purchases on such same Purchase Date, provided that the Purchase Valuation Period for any earlier regular Purchase effected on the same Purchase Date (as applicable) and the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date have ended prior to 3:30 p.m., New York City time, on such Purchase Date, and so long as all of our Class A Ordinary Shares subject to all prior Purchases and all prior Intraday Purchases effected by us under the Purchase Agreement, including those effected earlier on the same Purchase Date (as applicable), have been received by B. Riley Principal Capital II prior to the time we deliver to B. Riley Principal Capital II a new Intraday Purchase Notice to effect an additional Intraday Purchase on the same Purchase Date as an earlier regular Purchase (as applicable) and one or more earlier Intraday Purchases effected on such same Purchase Date.
The terms and limitations that will apply to each subsequent additional Intraday Purchase effected on the same Purchase Date will be the same as those applicable to any earlier regular Purchase (as applicable) and any earlier Intraday Purchase effected on the same Purchase Date as such subsequent additional Intraday Purchase, and the per share purchase price for our Class A Ordinary Shares that we elect to sell to B. Riley Principal Capital II in each subsequent additional Intraday Purchase effected on the same Purchase Date as an earlier regular Purchase (as applicable) and/or earlier Intraday Purchase(s) effected on such Purchase Date will be calculated in the same manner as in the case of such earlier regular Purchase (as applicable) and such earlier Intraday Purchase(s) effected on the same Purchase Date as such subsequent additional Intraday Purchase, with the exception that the Intraday Purchase Valuation Period for each subsequent additional Intraday Purchase will begin and end at different times (and may vary in duration) during the regular trading session on such Purchase Date, in each case as determined in accordance with the Purchase Agreement.
In the case of Purchases and Intraday Purchases effected by us under the Purchase Agreement, if any, all share and dollar amounts used in determining the purchase price per of our Class A Ordinary Share to be purchased by B. Riley Principal Capital II in a Purchase or an Intraday Purchase (as applicable), or in determining the applicable maximum purchase share amounts or applicable volume or price threshold amounts in connection with any such Purchase or Intraday Purchase (as applicable), in each case, will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, share split, reverse share split or other similar transaction occurring during any period used to calculate such per share purchase price, maximum purchase share amounts or applicable volume or price threshold amounts.
At or prior to 5:30 p.m., New York City time, on the applicable Purchase Date for a Purchase and/or Intraday Purchase, B. Riley Principal Capital II will provide us with a written confirmation for such Purchase and/or Intraday Purchase, as applicable, setting forth the applicable purchase price (both on a per share basis and the total aggregate purchase price) to be paid by B. Riley Principal Capital II for our Class A Ordinary Shares purchased by B. Riley Principal Capital II in such Purchase and/or Intraday Purchase, as applicable.
The payment for, against delivery of, our Class A Ordinary Shares purchased by B. Riley Principal Capital II in any Purchase or any Intraday Purchase under the Purchase Agreement will be fully settled within two (2) trading days immediately following the applicable Purchase Date for such Purchase or such Intraday Purchase (as applicable), as set forth in the Purchase Agreement.
Conditions Precedent to Commencement and Each Purchase
B. Riley Principal Capital II’s obligation to accept VWAP Purchase Notices and Intraday VWAP Purchase Notices that are timely delivered by us under the Purchase Agreement and to purchase our Class A Ordinary Shares in Purchases and Intraday Purchases under the Purchase Agreement, are subject to (i) the initial satisfaction, at the Commencement, and (ii) the satisfaction, at the applicable “Purchase Commencement Time” and “Intraday VWAP Purchase Commencement Time” (as such terms are defined in the Purchase Agreement) on the applicable Purchase Date for each Purchase and Intraday Purchase after the Commencement Date, of the conditions precedent thereto set forth in the Purchase Agreement, all of which are entirely outside of B. Riley Principal Capital II’s control, which conditions including the following:
•	the accuracy in all material respects of the representations and warranties of the Company included in the Purchase Agreement;
•
the Company having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by the Company;

•
the registration statement that includes this prospectus having been declared effective under the Securities Act by the SEC, and B. Riley Principal Capital II being able to utilize this prospectus to resell all of our Class A Ordinary Shares included in this prospectus;

•
the SEC shall not have issued any stop order suspending the effectiveness of the registration statement that includes this prospectus or prohibiting or suspending the use of this prospectus or any prospectus supplement thereto, and the absence of any suspension of qualification or exemption from qualification of our Class A Ordinary Shares for offering or sale in any jurisdiction, or the initiation or contemplated initiation of any proceeding for such purpose;

•
FINRA shall not have provided an objection to, and shall have confirmed in writing that it has determined not to raise any objections with respect to the fairness and reasonableness of, the terms and arrangements of the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement;

•
there shall not have occurred any event and there shall not exist any condition or state of facts, which makes any statement of a material fact made in the registration statement that includes this prospectus or any prospectus supplement thereto untrue or which requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of this prospectus or any prospectus supplement, in light of the circumstances under which they were made) not misleading, or which requires an amendment to the registration statement or a supplement to this prospectus or any prospectus supplement thereto to comply with the Securities Act, any applicable state securities laws or any other law;

•
this prospectus, in final form, shall have been filed with the SEC under the Securities Act prior to Commencement, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act shall have been filed with the SEC;

•
trading in our Class A Ordinary Shares shall not have been suspended by the SEC or Nasdaq, we shall not have received any final and non-appealable notice that the listing or quotation of our Class A Ordinary Shares on Nasdaq shall be terminated on a date certain (unless, prior to such date, our Class A Ordinary Shares are listed or quoted on any other Eligible Market, as such term is defined in the Purchase Agreement), and there shall be no suspension of, or restriction on, accepting additional deposits of our Class A Ordinary Shares, electronic trading or book-entry services by the Depository Trust Company with respect to our Class A Ordinary Shares;

•
the Company shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the Registration Rights Agreement;

•
the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement;

•
the absence of any action, suit or proceeding before any arbitrator or any court or governmental authority seeking to restrain, prevent or change the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement, or seeking material damages in connection with such transactions;

•
all of our Class A Ordinary Shares that may be issued pursuant to the Purchase Agreement shall have been approved for listing or quotation on Nasdaq (or if our Class A Ordinary Shares is not then listed on Nasdaq, then on any Eligible Market), subject only to notice of issuance;

•	no condition, occurrence, state of facts or event constituting a Material Adverse Effect (as such term is defined in the Purchase Agreement) shall have occurred and be continuing;
•
the absence of any bankruptcy proceeding against the Company commenced by a third party, and the Company shall not have commenced a voluntary bankruptcy proceeding, consented to the entry of an order for relief against it in an involuntary bankruptcy case, consented to the appointment of a custodian of the Company or for all or substantially all of its property in any bankruptcy proceeding, or made a general assignment for the benefit of its creditors; and

•
the receipt by B. Riley Principal Capital II of the legal opinions and negative assurances, bring-down legal opinions and negative assurances, and audit comfort letters as required under the Purchase Agreement.

Termination of the Purchase Agreement
Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:
•	the first day of the month following the 36-month anniversary of the Commencement Date;
•	the date on which B. Riley Principal Capital II shall have purchased our Class A Ordinary Shares under the Purchase Agreement for an aggregate gross purchase price equal to US$150,000,000;
•	the date on which our Class A Ordinary Shares shall have failed to be listed or quoted on Nasdaq or any other Eligible Market for a period of one trading day;
•
the 30th trading day after the date on which a voluntary or involuntary bankruptcy proceeding involving our company has been commenced that is not discharged or dismissed prior to such trading day; and

•	the date on which a bankruptcy custodian is appointed for all or substantially all of our property, or we make a general assignment for the benefit of our creditors.
We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon three (3) trading days’ prior written notice to B. Riley Principal Capital II. We and B. Riley Principal Capital II may also terminate the Purchase Agreement at any time by mutual written consent.
B. Riley Principal Capital II also has the right to terminate the Purchase Agreement upon five (5) trading days’ prior written notice to us, but only upon the occurrence of certain events, including:
•	the occurrence and continuation of a Material Adverse Effect (as such term is defined in the Purchase Agreement);
•	the occurrence of a Fundamental Transaction (as such term defined in the Purchase Agreement) involving our company;
•
if any registration statement is not filed by the applicable Filing Deadline (as defined in the Registration Rights Agreement) or declared effective by the SEC by the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement), or we are otherwise in breach or default in any material respect under any of the other provisions of the Registration Rights Agreement, and, if such failure, breach or default is capable of being cured, such failure, breach or default is not cured within 10 trading days after notice of such failure, breach or default is delivered to us;

•
if we are in breach or default in any material respect of any of our covenants and agreements in the Purchase Agreement or in the Registration Rights Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within ten (10) trading days after notice of such breach or default is delivered to us;

•
the effectiveness of the registration statement that includes this prospectus or any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement lapses for any reason (including the issuance of a stop order by the SEC), or this prospectus or the prospectus included in any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement otherwise becomes unavailable to B. Riley Principal Capital II for the resale of all of our Class A Ordinary Shares included therein, and such lapse or unavailability continues for a period of 20 consecutive trading days or for more than an aggregate of 60 trading days in any 365-day period, other than due to acts of B. Riley Principal Capital II; or

•
trading in our Class A Ordinary Shares on Nasdaq (or if our Class A Ordinary Shares are then listed on an Eligible Market, trading in our Class A Ordinary Shares on such Eligible Market) has been suspended for a period of three consecutive trading days.

No termination of the Purchase Agreement by us or by B. Riley Principal Capital II will become effective prior to the fifth trading day immediately following the date on which any pending Purchase and any pending Intraday Purchase has been fully settled in accordance with the terms and conditions of the Purchase Agreement, and no termination will affect any of our respective rights and obligations under the Purchase Agreement with respect to any pending Purchase, any pending Intraday Purchase, and any fees and disbursements of B. Riley Principal Capital II’s legal counsel in connection with the transactions contemplated by the Purchase Agreement and the Registration

Rights Agreement. Both we and B. Riley Principal Capital II have agreed to complete our respective obligations with respect to any such pending Purchase and any pending Intraday Purchase under the Purchase Agreement. Furthermore, no termination of the Purchase Agreement will affect the Registration Rights Agreement, which will survive any termination of the Purchase Agreement.
No Short-Selling or Hedging by B. Riley Principal Capital II
B. Riley Principal Capital II has agreed not to engage in or effect, directly or indirectly, for its own principal account or for the principal account of its sole member, any of its or its sole member’s respective officers, or any entity managed or controlled by it or its sole member, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Class A Ordinary Shares or (ii) hedging transaction, which establishes a net short position with respect to our Class A Ordinary Shares, during the term of the Purchase Agreement.
Prohibition on Variable Rate Transactions
Subject to specified exceptions included in the Purchase Agreement, we are limited in our ability to enter into specified “Variable Rate Transactions”(as such term is defined in the Purchase Agreement) during the term of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our Class A Ordinary Shares after the date of issuance, or our effecting or entering into an agreement to effect an “equity line of credit” or other substantially similar continuous offering with a third party, in which we may offer, issue or sell our Class A Ordinary Shares or any securities exercisable, exchangeable or convertible into our Class A Ordinary Shares at a future determined price. See “Plan of Distribution (Conflict of Interest)” for more information regarding Variable Rate Transactions.
Effect of Sales of our Class A Ordinary Shares under the Purchase Agreement on our Shareholders
All of our Class A Ordinary Shares that may be issued or sold by us to B. Riley Principal Capital II under the Purchase Agreement that are being registered under the Securities Act for resale by B. Riley Principal Capital II in this offering are expected to be freely tradable. Our Class A Ordinary Shares being registered for resale in this offering may be issued and sold by us to B. Riley Principal Capital II from time to time at our discretion over a period of up to 36 months commencing on the Commencement Date. The resale by B. Riley Principal Capital II of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Class A Ordinary Shares to decline and to be highly volatile. Sales of our Class A Ordinary Shares, if any, to B. Riley Principal Capital II under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to B. Riley Principal Capital II all, some or none of our Class A Ordinary Shares that may be available for us to sell to B. Riley Principal Capital II pursuant to the Purchase Agreement.
If and when we do elect to sell our Class A Ordinary Shares to B. Riley Principal Capital II pursuant to the Purchase Agreement, after B. Riley Principal Capital II has acquired such shares, B. Riley Principal Capital II may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from B. Riley Principal Capital II in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution, in some cases substantial dilution, and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from B. Riley Principal Capital II in this offering as a result of future sales made by us to B. Riley Principal Capital II at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to B. Riley Principal Capital II under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with B. Riley Principal Capital II may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.
Because the purchase price per share to be paid by B. Riley Principal Capital II for our Class A Ordinary Shares that we may elect to sell to B. Riley Principal Capital II under the Purchase Agreement, if any, will fluctuate based on the market prices of our Class A Ordinary Shares during the applicable Purchase Valuation Period for each Purchase, and during the applicable Intraday Purchase Valuation Period for each Intraday Purchase, made pursuant to the Purchase Agreement, if any, as of the date of this prospectus it is not possible for us to predict the number of our Class A Ordinary Shares that we will sell to B. Riley Principal Capital II under the Purchase Agreement, the actual purchase price per share to be paid by B. Riley Principal Capital II for those shares, or the actual gross proceeds to be raised by us from those sales, if any. As of March 31, 2024, there were 70,315,404 Class A Ordinary Shares outstanding (excluding 6,706,276 class A Ordinary Shares reserved for future issuances upon the exercise of awards granted under our share incentive plans), of which 54,988,988 shares were held by non-affiliates. For illustrative purposes only, at a per share purchase price of US$6.02, the closing price of our Class A Ordinary Shares on April 19, 2024, the latest practicable date, we would be able to issue up to 24,916,943 Class A Ordinary Shares to B. Riley Principal Capital II, which would represent approximately 35.4% of our outstanding Class A Ordinary Shares, approximately 21.0% of our outstanding Ordinary Shares, and approximately 45.3% of our public float, as of March 31, 2024. That being said, up to 150,000,000 Class A Ordinary Shares are being registered for resale under the registration statement that includes this prospectus, which is calculated by dividing US$150,000,000 by the Threshold Price (US$1.00 per share) and therefore represent the maximum number of Class A Ordinary Shares that may be issued to B. Riley Principal Capital II under the Purchase Agreement.
The number of Class A Ordinary Shares ultimately offered for sale by B. Riley Principal Capital II is dependent upon the number of Class A Ordinary Shares, if any, we ultimately sell to B. Riley Principal Capital II under the Purchase Agreement.
The issuance of our Class A Ordinary Shares to B. Riley Principal Capital II pursuant to the Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted. Although the number of our Class A Ordinary Shares that our existing shareholders own will not decrease, our Class A Ordinary Shares owned by our existing shareholders will represent a smaller percentage of our total outstanding Class A Ordinary Shares after any such issuance.
As of March 31, 2024, we have received aggregate net proceeds of approximately $60.7 million from sales of an aggregate of 7,905,088 Class A Ordinary Shares to B. Riley Principal Capital II under the Purchase Agreement. The following table sets forth the amount of additional gross proceeds we would receive from B. Riley Principal Capital II from our sale of our additional Class A Ordinary Shares to B. Riley Principal Capital II under the Purchase Agreement at varying purchase prices:
Assumed Average Purchase Price Per Share	Aggregate Number of Class A Ordinary Shares Issued at March 31, 2024	Additional Number of Registered Shares to be Issued if Full Purchase(1)	Total Class A Ordinary Shares Issued	Percentage of Outstanding Additional Shares After Giving Effect to the Issuance to B. Riley Principal Capital II(2)	Gross Proceeds from the Sale of Shares to B. Riley Principal Capital II Under the Purchase Agreement
US$6.02(3)	7,905,088	17,011,855	24,916,943	19.5%	US$150,000,000
US$10.00	7,905,088	7,094,912	15,000,000	9.2%	US$150,000,000
US$11.00	7,905,088	5,731,275	13,636,363	7.5%	US$150,000,000
US$12.00	7,905,088	4,594,912	12,500,000	6.1%	US$150,000,000
US$13.00	7,905,088	3,633,373	11,538,461	4.9%	US$150,000,000
(1)
We will not issue more than an aggregate of 150,000,000 Class A Ordinary Shares. The number of shares to be issued as set forth in this column is without regard for the Beneficial Ownership Limitation.

(2)
The denominator is based on 70,315,404 Class A Ordinary Shares outstanding as of March 31, 2024, adjusted to include the issuance of the number of shares set forth in the adjacent column that we would have sold to B. Riley Principal Capital II, assuming the average purchase price in the first column. The numerator is based on the number of shares issuable under the Purchase Agreement (that are the subject of this offering) at the corresponding assumed average purchase price set forth in the first column.

(3)	The closing sale price of our Class A Ordinary Shares on Nasdaq on April 19, 2024.

USE OF PROCEEDS
All of the Class A Ordinary Shares offered by the Selling Securityholder pursuant to this prospectus will be sold by the Selling Securityholder for its accounts. We will not receive any of the proceeds from these sales.
We may receive up to US$150,000,000 aggregate gross proceeds under the Purchase Agreement from any sales we make to the Selling Securityholder pursuant to the Purchase Agreement. As of March 31, 2024, we have received aggregate net proceeds of approximately $60.7 million from sales of Class A Ordinary shares to the Selling Securityholder. The amount of additional net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell our Class A Ordinary Shares to the Selling Securityholder after the date of this prospectus. See the section entitled “Plan of Distribution (Conflict of Interest)” elsewhere in this prospectus for more information.
We currently expect to use any proceeds that we receive under the Purchase Agreement for working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.
DIVIDEND POLICY
We may declare dividends on the Ordinary Shares from time to time. The declaration, payment and amount of any future dividends will be made at the discretion of our board of directors and will depend upon, among other things, the results of operations, cash flows and financial condition, operating and capital requirements, and other factors as our board of directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend.
The distribution of dividends may also be limited by the Companies Act, which permits the distribution of dividends only out of either profit or the credit standing in the Company’s share premium account, provided that in no circumstances may a dividend be paid if this would result in the Company being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the distribution or dividend is paid. Under the Company’s articles of association, dividend distributions may be determined by our board of directors, without the need for shareholder approval. See “Description of Securities” and “Tax Considerations” for additional information.

DESCRIPTION OF SECURITIES
The Class A Ordinary Shares are listed on Nasdaq and are registered under Section 12(b) of the Exchange Act. Setting forth below is a description of the rights of the holders of Class A Ordinary Shares and Class V Ordinary Shares.
Description of Ordinary Shares
Ordinary Shares
General. Our Ordinary Shares are issued in registered form and are issued when registered in our register of shareholders. We may not issue shares to bearer. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their Ordinary Shares. Our Ordinary Shares are divided into Class A Ordinary Shares and Class V Ordinary Shares. Holders of our Class A Ordinary Shares and Class V Ordinary Shares shall have the same rights except for voting and conversion rights. See “––Voting Rights” below for additional information. Class V Ordinary Shares shall only be held by (i) Mr. Jihan Wu (the “Founder”), (ii) all limited partnerships, private companies or other vehicles of which more than 50% beneficial ownership or voting power are held directly or indirectly by the Founder, and (iii) a trust controlled by the Founder for the benefit of the Founder or his family, and all limited partnership, private companies or other vehicles wholly owned by such trust, including without limitation, Victory Courage Limited (collectively, “Founder Entities”).
Conversion. Each Class V Ordinary Share shall automatically convert into one Class A Ordinary Share (as adjusted for share splits, share combinations and similar transactions) on any transfer by a Founder Entity to a person or entity that is not a Founder Entity of any beneficial ownership of, or economic interest in, such Class V Ordinary Share or the control over the voting rights attached to such Class V Ordinary Share (through any contracts, voting proxies or otherwise); provided, however, that on the grant by a Founder Entity of any lien, charge, mortgage or other encumbrance (a “Security Interest”) over the Class V Ordinary Shares held by it, unless and until the legal ownership of such shares is transferred pursuant to such Security Interest (including any enforcement or foreclosure in connection therewith).
Each Class V Ordinary Share is convertible into one Class A Ordinary Share (as adjusted for share splits, share combinations and similar transactions) at any time at the option of the holder thereof. Each Class V Ordinary Share held by a Founder Entity shall automatically convert into one Class A Ordinary Share (as adjusted for share splits, share combinations and similar transactions) upon the death or incapacity of the Founder.
Dividends. The holders of our Ordinary Share are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by our directors. Our amended and restated memorandum and articles of association provide that the directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the directors, be applicable for meeting contingencies or for equalizing dividends or for any other purpose to which those funds may be properly applied. Under the laws of the Cayman Islands, the Company may pay a dividend out of either profit or the credit standing in the Company’s share premium account, provided that in no circumstances may a dividend be paid if this would result in the Company being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the distribution or dividend is proposed to be paid.
Voting Rights. Holders of our Ordinary Share have the right to receive notice of, attendand vote at general meetings of our Company. Holders of our Class A Ordinary Share and Class V Ordinary Share shall, at all times, vote together as one class on all matters submitted to a vote by our shareholders at any general meeting of the Company. Each Class A Ordinary Share shall be entitled to one (1) vote and each Class V Ordinary Share shall be entitled to ten (10) votes on all matters subject to vote at general meetings of the Company. Voting at any shareholders’ meeting is by show of hands unless a poll is demanded (before or on the declaration of the result of the show of hands). A poll may be demanded by the chairman of such meeting or any one or more shareholders who together hold not less than 10% of the votes attaching to the total Ordinary Share which are present in person or by proxy at the meeting.
An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes of the Ordinary Shares which are cast by those of our shareholders who are entitled to do so attend and vote at the meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes of Ordinary Shares which cast by those of our shareholders who are entitled to do so attend and vote at the meeting. A special resolution will be required for important matters such as a change of name or making changes to our amended and restated memorandum and articles of association. Holders of the Ordinary Share may, among other things, divide or combine their shares by ordinary resolution.
General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by theCayman Companies Act to call shareholders’ annual general meetings. Our amended and restated memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.
Shareholders’ general meetings may be convened by the chairman of our board of directors or a majority of our board of directors. Advance notice of at least ten calendar days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of one or more shareholder present or by proxy, who alone or together hold not less than 50% of all votes attaching to all of our shares in issue and entitled to vote at such general meeting.
The Cayman Companies Act does not provide shareholders with an express right to put forth any proposal before an annual meeting of the shareholders. However, the Cayman Companies Act may provide shareholders with limited rights to requisition a general meeting, but such rights must be stipulated in the articles of association of our company.
Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.
Our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any Ordinary Share unless:
•
the instrument of transfer is lodged with us, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;
•	the instrument of transfer is properly stamped, if required;
•	in the case of a transfer to joint holders, the number of joint holders to whom the Ordinary Share is to be transferred does not exceed four; and
•	a fee of such maximum sum as Nasdaq may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.
If our directors refuse to register a transfer they shall, within three calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.
The registration of transfers may, after compliance with any notice required of Nasdaq, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 calendar days in any calendar year.
Liquidation. On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay the whole of the share capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.
Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 calendar days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. Subject to the Cayman Companies Act, our amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the Nasdaq, the Securities and Exchange Commission, or by any other recognized stock exchange on which our securities are listed, we may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors or by a special resolution of our shareholders and we may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders.
Under the Cayman Companies Act, the redemption or repurchase of any share may be paid out of our profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account) if our company can, immediately following on which such payment is proposed to be made, pay its debts as they fall due in the ordinary course of business. In addition, under the Cayman Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.
Variations of Rights of Shares. If at any time our share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not our company is being wound-up, may be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or series or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares, or the redemption or purchase of any shares of any class by us. The rights of the holders of shares shall not be deemed to be varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.
Issuance of Additional Shares. Our amended and restated memorandum of association authorizes our board of directors to issue additional Ordinary Shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.
Our amended and restated memorandum of association also authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:
•	the designation of the series;
•	the number of shares of the series;
•	the dividend rights, conversion rights, voting rights;
•	the rights and terms of redemption and liquidation preferences; and
•	any other powers, preferences and relative, participating, optional and other special rights.
Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of Ordinary Shares.
Inspection of Books and Records. Holders of our Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our corporate records (other than copies of our memorandum and articles, the register of mortgages or charges, and any special resolutions passed by our shareholders). However, we will provide our shareholders with annual audited financial statements.
Anti-Takeover Provisions. Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:
•
authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

•	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.
Exempted Company. We are an exempted company with limited liability under the Cayman Companies Act. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:
•	is not required to open its register of members for inspection;
•	does not have to hold an annual general meeting;
•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
•	may register as a limited duration company; and
•	may register as a segregated portfolio company.
Differences in Corporate Law
The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of England. In addition, the Cayman Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Act applicable to us and the comparable laws applicable to companies incorporated in the United States.
Mergers and Similar Arrangements. The Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies provided that the laws of the foreign jurisdiction permit such merger or consolidation. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a new consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.
A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.
The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.
Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his or her shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided that the dissenting shareholder complies strictly with the procedures set out in the Cayman Companies Act. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.
Separate from the statutory provisions relating to mergers and consolidations, the Cayman Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:
•	the statutory provisions as to the required majority vote have been met;
•
the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and
•	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.
The Cayman Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.
If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:
•	an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;
•	an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and
•	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company
Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty. Our amended and restated memorandum and articles of association provide that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.
In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.
Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.
As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills.
Shareholder Action by Written Resolution. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our amended and restated articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.
Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.
The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated articles of association provide that upon the requisition of any one or more of our shareholders who alone or together hold shares which carry in aggregate not less than one-third of the total number of votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings on the date of deposit of the requisition, our board of directors will be required to convene an extraordinary general meeting. As a Cayman Islands exempted company, we may but are not obliged by law to call shareholders’ annual general meetings. See “—Description of Securities—General Meetings of Shareholders” for more information on the rights of our shareholders’ rights to put proposals before the annual general meeting.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled for a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.
Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated articles of association, directors may be removed only for cause by an ordinary resolution of our shareholders. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; or (v) is removed from office pursuant to any other provisions of our amended and restated memorandum and articles of association.
Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.
Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.
Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Cayman Companies Act and our amended and restated articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.
Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our amended and restated articles of association, if at any time our share capital is divided into different classes of shares, the rights attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class), whether or not we are being wound-up, may be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of the class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Cayman Companies Act and our amended and restated memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.
Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.
Share Repurchase Program
On June 16, 2023, subject to a 10b5-1 Stock Repurchase Agreement dated June 16, 2023, our board of directors authorized the repurchase of up to US$1,000,000 of the Class A Ordinary Shares (the “Repurchase Program”), effective until September 15, 2023. The Repurchase Program was subsequently extended by our board of directors to be effective until December 15, 2023. We may repurchase all or a portion of our authorized repurchase amount. The Repurchase Program does not obligate us to repurchase any specific number of the Class A Ordinary Shares and the Repurchase Program may be suspended or terminated at any time at our management’s discretion. Pursuant to the Repurchase Program, as of the date of this prospectus, we have repurchased 606,756 Class A Ordinary Shares for approximately US$2.6 million.
Description of Debt Securities, Warrants and Rights and Other Securities
Not applicable.
Description of American Depositary Shares
Not applicable.

SELLING SECURITYHOLDER
This prospectus relates to the offer and sale by B. Riley Principal Capital II, LLC (“B. Riley Principal Capital II” or “BRPC II”) of up to 150,000,000 Class A ordinary shares of Bitdeer Technologies Group (the “Class A Ordinary Shares”) that have been and may be issued by us to B. Riley Principal Capital II under the Purchase Agreement. For additional information regarding the Class A Ordinary Shares included in this prospectus, see “The Committed Equity Financing” above. We are registering the Class A Ordinary Shares included in this prospectus pursuant to the provisions of the Registration Rights Agreement we entered into with B. Riley Principal Capital II on August 8, 2023 in order to permit the selling shareholder to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement and as set forth in “Plan of Distribution (Conflict of Interest)” in this prospectus, B. Riley Principal Capital II has not had any material relationship with us within the past three years. As used in this prospectus, the term “selling shareholder” means B. Riley Principal Capital II.
The table below presents information regarding the selling shareholder and the Class A Ordinary Shares that may be resold by the selling shareholder from time to time under this prospectus. This table is prepared based on information supplied to us by the selling shareholder, and reflects holdings as of March 31, 2024. The number of shares in the column “Maximum Number of Ordinary Shares to be Offered Pursuant to this Prospectus” represents all of the Class A Ordinary Shares being offered for resale by the selling shareholder under this prospectus. The selling shareholder may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the selling shareholder will hold the shares before selling them and, except as set forth in the section titled “Plan of Distribution (Conflict of Interest)” in this prospectus, we are not aware of any existing arrangements between the selling shareholder and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Class A Ordinary Shares being offered for resale by this prospectus.
Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes Class A Ordinary Shares with respect to which the selling shareholder has sole or shared voting and investment power. The percentage of Class A Ordinary Shares beneficially owned by the selling shareholder prior to the offering shown in the table below is based on an aggregate of 70,315,404 Class A Ordinary Shares outstanding on March 31, 2024 (excluding 6,706,276 Class A Ordinary Shares reserved for future issuances upon the exercise of awards granted under our share incentive plans). Because the purchase price to be paid by the selling shareholder for Class A Ordinary Shares, if any, that we may elect to sell to the selling shareholder in one or more Purchases and one or more Intraday Purchases from time to time under the Purchase Agreement will be determined on the applicable Purchase Dates therefor, the actual number of Class A Ordinary Shares that we may sell to the selling shareholder under the Purchase Agreement may be fewer than the number of shares being offered for resale under this prospectus. The fourth column assumes the resale by the selling shareholder of all of the Class A Ordinary Shares being offered for resale pursuant to this prospectus.
	Number of Class A Ordinary Shares Beneficially Owned Prior to Offering		Maximum Number of Class A Ordinary Shares to be Offered Pursuant to this Prospectus(3)	Number of Class A Ordinary Shares Beneficially Owned After Offering(1)
Name of Selling shareholder	Number	Percent		Number	Percent
B. Riley Principal Capital II, LLC(2)	—	—	150,000,000	—	—
(1)	Assumes the sale of all Class A Ordinary Shares being offered for resale pursuant to this prospectus.
(2)
The business address of B. Riley Principal Capital II, LLC (“BRPC II”) is 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025. BRPC II’s principal business is that of a private investor. BRPC II is a wholly-owned subsidiary of B. Riley Principal Investments, LLC (“BRPI”). As a result, BRPI may be deemed to indirectly beneficially own the securities of the company held of record by BRPC II. B. Riley Financial, Inc. (“BRF”) is the parent company of BRPC II and BRPI. As a result, BRF may be deemed to indirectly beneficially own the securities of the company held of record by BRPC II and indirectly beneficially owned by BRPI. Bryant R. Riley is the Co-Chief Executive Officer and Chairman of the Board of Directors of BRF. As a result, Bryant R. Riley may be deemed to indirectly beneficially own the securities of the company held of record by BRPC II and indirectly beneficially owned by BRPI. Each of BRF, BRPI and Bryant R. Riley expressly disclaims beneficial ownership of the securities of the company held of record by BRPC II, except to the extent of its/his pecuniary interest therein. We have been advised that none of BRF, BRPI or BRPC II is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or an independent broker-dealer; however, each of BRF, BRPI, BRPC II and Bryant R. Riley is an affiliate of B. Riley Securities, Inc. (“BRS”), a registered broker-dealer and FINRA member, and Bryant R. Riley is an associated person of BRS. BRS will act as an executing broker that will effectuate resales of our Class A Ordinary Shares that have been and may be acquired by BRPC II from us pursuant to the Purchase Agreement to the public in this offering. See “Plan of Distribution (Conflict of Interest)” for more information about the relationship between BRPC II and BRS.

(3)	For the period from the Commencement Date through to March 31, 2024, we have sold to B. Riley an aggregate of 7,905,088 Class A Ordinary shares under the Purchase Agreement.

PLAN OF DISTRIBUTION (CONFLICT OF INTEREST)
The Class A Ordinary Shares offered by this prospectus are being offered by the selling shareholder, B. Riley Principal Capital II, LLC. The shares may be sold or distributed from time to time by the selling shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Class A Ordinary Shares offered by this prospectus could be effected in one or more of the following methods:
•	ordinary brokers’ transactions;
•	transactions involving cross or block trades;
•	through brokers, dealers, or underwriters who may act solely as agents;
•	“at the market” into an existing market for our Class A Ordinary Shares;
•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•	in privately negotiated transactions; or
•	any combination of the foregoing.
In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.
B. Riley Principal Capital II is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.
B. Riley Principal Capital II has informed us that it presently anticipates using, but is not required to use, B. Riley Securities, Inc. (“BRS”), a registered broker-dealer and FINRA member and an affiliate of B. Riley Principal Capital II, as a broker to effectuate resales, if any, of our Class A Ordinary Shares that it may acquire from us pursuant to the Purchase Agreement, and that it may also engage one or more other registered broker-dealers to effectuate resales, if any, of such Class A Ordinary Shares that it may acquire from us. Such resales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. B. Riley Principal Capital II has informed us that each such broker-dealer it engages to effectuate resales of our Class A Ordinary Shares on its behalf, excluding BRS, may receive commissions from B. Riley Principal Capital II for executing such resales for B. Riley Principal Capital II and, if so, such commissions will not exceed customary brokerage commissions.
B. Riley Principal Capital II is an affiliate of BRS, a registered broker-dealer and FINRA member, which will act as an executing broker that will effectuate resales of our Class A Ordinary Shares that may be acquired by B. Riley Principal Capital II from us pursuant to the Purchase Agreement to the public in this offering. Because B. Riley Principal Capital II will receive all the net proceeds from such resales of our Class A Ordinary Shares made to the public through BRS, BRS is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Consequently, this offering will be conducted in compliance with the provisions of FINRA Rule 5121, which requires that a “qualified independent underwriter,” as defined in FINRA Rule 5121, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. Accordingly, we have engaged Northland Securities inc., a registered broker-dealer and FINRA member (“Northland”), to be the qualified independent underwriter in this offering and, in such capacity, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. B. Riley Principal Capital II has agreed to pay Northland a cash fee of US$75,000 upon the completion of this offering as consideration for its services and to reimburse Northland up to US$5,000 for expenses incurred in connection with acting as the qualified independent underwriter in this offering. In accordance with FINRA Rule 5110, such cash fee and expense reimbursement to be paid to Northland for acting as the qualified independent underwriter in this offering are deemed to be underwriting compensation in connection with sales of our Class A Ordinary Shares by B. Riley Principal Capital II to the public. Northland will receive no other compensation for acting as the qualified independent underwriter in this offering. In accordance with FINRA Rule 5121, BRS is not permitted to sell Class A Ordinary Shares in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Except as set forth above, we know of no existing arrangements between the selling shareholder and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Class A Ordinary Shares offered by this prospectus.
Brokers, dealers, underwriters or agents participating in the distribution of the Class A Ordinary Shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the selling shareholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of Class A Ordinary Shares sold by the selling shareholder may be less than or in excess of customary commissions. Neither we nor the selling shareholder can presently estimate the amount of compensation that any agent will receive from any purchasers of Class A Ordinary Shares sold by the selling shareholder.
We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the selling shareholder, including with respect to any compensation paid or payable by the selling shareholder to any brokers, dealers, underwriters or agents that participate in the distribution of such shares by the selling shareholder, and any other related information required to be disclosed under the Securities Act.
We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the Class A Ordinary Shares covered by this prospectus by the selling shareholder.
As consideration for B. Riley Principal Capital II’s irrevocable commitment to purchase our Class A Ordinary Shares at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, we agree to pay to B. Riley Principal Capital II a commitment fee (the “Commitment Fee”) of 0.5% of B. Riley Principal Capital II’s total commitment of US$150,000,000, which shall be payable in three equal tranches as follows: (x) the first payment, shall be made within three (3) Business Days (as such term is defined in the Purchase Agreement) of the date of the Purchase Agreement, (y) the second payment, shall be made within three (3) Business Days of the first Purchase or Intraday Purchase being effected by us, and (z) the third payment shall be made within three (3) Business Days after an aggregate of US$5 million of Purchases and/or Intraday Purchases have been effected by us, provided that we shall have the option, in our sole discretion, to satisfy its obligation to pay any tranche of the Commitment Fee at an earlier date than otherwise set forth above.
In addition, we have agreed to reimburse B. Riley Principal Capital II for the reasonable and documented legal fees and disbursements of B. Riley Principal Capital II’s legal counsel in an amount not to exceed (i) US$50,000 within five Business Days of the date of the Purchase Agreement and (ii) US$5,000 per Representation Date (as such term is defined in the Purchase Agreement) within ten Business Days after each Representation Date, or up to US$30,000 in the aggregate given the 36-month duration of the Purchase Agreement, in each case in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement. In accordance with FINRA Rule 5110, these reimbursed fees and expenses are deemed to be underwriting compensation in connection with sales of our Class A Ordinary Shares by B. Riley Principal Capital II to the public. Moreover, in accordance with FINRA Rule 5110, the 3.0% fixed discount to current market prices of our Class A Ordinary Shares reflected in the purchase prices payable by B. Riley Principal Capital II for our Class A Ordinary Shares that we may require it to purchase from us from time to time under the Purchase Agreement is deemed to be underwriting compensation in connection with sales of our Class A Ordinary Shares by B. Riley Principal Capital II to the public.
For a period of 36 months following the commencement of sales of this offering, BRS shall have a right of first refusal to act as sole sales agent in connection with any at the market offering.
We also have agreed to indemnify B. Riley Principal Capital II and certain other persons against certain liabilities in connection with the offering of Class A Ordinary Shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. B. Riley Principal Capital II has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by B. Riley Principal Capital II specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately US$0.6 million (excluding the Commitment Fee, the underwriting discounts and commission and the selling shareholder’s expenses reimbursable by us under the Purchase Agreement).
B. Riley Principal Capital II has represented to us that at no time prior to the date of the Purchase Agreement has B. Riley Principal Capital II, its sole member, any of their respective officers, or any entity managed or controlled by B. Riley Principal Capital II or its sole member, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Class A Ordinary Shares or any hedging transaction, which establishes a net short position with respect to our Class A Ordinary Shares. B. Riley Principal Capital II has agreed that during the term of the Purchase Agreement, none of B. Riley Principal Capital II, its sole member, any of their respective officers, or any entity managed or controlled by B. Riley Principal Capital II or its sole member, will enter into or effect, directly or indirectly, any of the foregoing transactions for its own account or for the account of any other such person or entity.
We have advised the selling shareholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.
This offering will terminate on the date that all Class A Ordinary Shares offered by this prospectus have been sold by the selling shareholder.
Our Class A Ordinary Shares are currently listed on Nasdaq under the symbol “BTDR”.
B. Riley Principal Capital II and/or one or more of its affiliates has provided, currently provides and/or from time to time in the future may provide various investment banking and other financial services for us and/or one or more of our affiliates that are unrelated to the transactions contemplated by the Purchase Agreement and the offering of shares for resale by B. Riley Principal Capital II to which this prospectus relates, for which investment banking and other financial services they have received and may continue to receive customary fees, commissions and other compensation from us, aside from any discounts, fees and other compensation that B. Riley Principal Capital II has received and may receive in connection with the transactions contemplated by the Purchase Agreement, including (i) the up to US$750,000 commitment fee we have agreed to pay to B. Riley Principal Capital II in the form of cash as consideration for its irrevocable commitment to purchase our Class A Ordinary Shares from us at our direction under the Purchase Agreement, (ii) the 3.0% fixed discount to current market prices of our Class A Ordinary Shares reflected in the purchase prices payable by B. Riley Principal Capital II for our Class A Ordinary Shares that we may require it to purchase from us from time to time under the Purchase Agreement, and (iii) our reimbursement of up to an aggregate of US$80,000 of B. Riley Principal Capital II’s legal fees (US$50,000 within five Business Days (as such term is defined in the Purchase Agreement) of the execution of the Purchase Agreement and US$5,000 per Representation Date (as such term is defined in the Purchase Agreement) within ten Business Days after each Representation Date, in each case in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement.
On March 18, 2024, we entered into an at market issuance sales agreement (the “ATM Agreement”) with B. Riley Securities, Inc., Cantor Fitzgerald & Co., Needham & Company, LLC, StockBlock Securities LLC, Roth Capital Partners, LLC and Rosenblatt Securities Inc. (collectively, the “Agents”) relating to the sale of up to US$250,000,000 of our Class A Ordinary Shares. Under the ATM Agreement, the Agents will use their commercially reasonable efforts to sell on our behalf the amount of Class A Ordinary Shares requested to be sold by us, consistent with their normal trading and sales practices, under the terms and subject to the conditions set forth in the ATM Agreement. We have the discretion, subject to market demand, to vary the timing, prices and number of Class A Ordinary Shares sold in accordance with the ATM Agreement. Each Agent may sell our Class A Ordinary Shares by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act. We will pay the Agents commissions for their services in acting as sales agents, in an aggregate amount up to 3.0% of the gross proceeds of all Class A Ordinary Shares sold through them as sales agents under the ATM Agreement. Pursuant to the registration statement filed registering shares to be sold in accordance with the terms of the ATM Agreement, we may offer and sell our Class A Ordinary Shares up to a maximum aggregate offering price of US$250,000,000.

EXPENSES RELATED TO THE OFFERING
The following table sets forth all expenses to be paid by us in connection with the issuance and distribution of Class A Ordinary Shares being registered by this registration statement, excluding the Commitment Fee, the underwriting discounts and commission and the Selling Securityholder’s expenses reimbursable by us under the Purchase Agreement. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.
We will bear all costs, expenses and fees in connection with the registration of the securities. Selling Securityholder, however, will bear all brokers and underwriting commissions and discounts, if any, attributable to their sale of the securities.
Amount
SEC registration fee	US$16,530
FINRA filing fee	US$23,000
Accounting fees and expenses	*
Legal fees and expenses	*
Financial printing and miscellaneous expenses	*
Total	*
* Estimates not presently known

TAX CONSIDERATIONS
U.S. Federal Income Tax Considerations
The following is a discussion of certain material U.S. federal income tax considerations generally applicable to the acquisition, ownership, and disposition of Ordinary Shares by a “U.S. Holder” (as defined below). This discussion applies only to Ordinary Shares that are held by a U.S. Holder as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not describe all U.S. federal income tax considerations that may be relevant to a U.S. Holder in light of such U.S. Holder’s particular circumstances, nor does it address any state, local, or non-U.S. tax considerations, any non-income tax (such as gift or estate tax) considerations, the alternative minimum tax, the special tax accounting rules under Section 451(b) of the Code, the Medicare contribution tax on net investment income, or any tax consequences that may be relevant to U.S. Holders that are subject to special tax rules, including, without limitation:
•	banks or other financial institutions;
•	insurance companies;
•	mutual funds;
•	pension or retirement plans;
•	S corporations;
•	broker or dealers in securities or currencies;
•	traders in securities that elect mark-to-market treatment;
•	regulated investment companies;
•	real estate investment trusts;
•	trusts or estates;
•	tax-exempt organizations (including private foundations);
•	persons that hold Ordinary Shares as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive sale,” or other integrated transaction for U.S. federal income tax purposes;
•	persons that have a functional currency other than the U.S. dollar;
•	certain U.S. expatriates or former long-term residents of the United States;
•	persons owning (directly, indirectly, or constructively) 5% (by vote or value) or more of our shares;
•	persons that acquired Ordinary Shares pursuant to an exercise of employee stock options or otherwise as compensation;
•	partnerships or other entities or arrangements treated as pass-through entities for U.S. federal income tax purposes and investors in such entities;
•	“controlled foreign corporations” within the meaning of Section 957(a) of the Code;
•	“passive foreign investment companies” within the meaning of Section 1297(a) of the Code; and
•	corporations that accumulate earnings to avoid U.S. federal income tax.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Ordinary Shares, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership and the partner. Partnerships holding Ordinary Shares should consult their tax advisors regarding the tax consequences in their particular circumstances.
This discussion is based on the Code, the U.S. Treasury regulations promulgated thereunder, administrative rulings, and judicial decisions, all as currently in effect and all of which are subject to change or differing interpretation, possibly with retroactive effect. Any such change or differing interpretation could alter the tax consequences described herein. Furthermore, there can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge the tax considerations described herein and that a court will not sustain such challenge.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Ordinary Shares, that is, for U.S. federal income tax purposes:
•	an individual who is a U.S. citizen or resident of the United States;
•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

THIS DISCUSSION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF ORDINARY SHARES IN THEIR PARTICULAR CIRCUMSTANCES.
Distributions on Ordinary Shares
Subject to the PFIC rules discussed below under “––Passive Foreign Investment Company Rules,” distributions on Ordinary Shares generally will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the applicable U.S. Holder’s adjusted tax basis in its Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other taxable disposition of the Ordinary Shares and will be treated as described below under “—Sale or Other Taxable Disposition of Ordinary Shares.” The amount of any such distributions will include any amounts required to be withheld by us (or another applicable withholding agent) in respect of any non-U.S. taxes. Any such amount treated as a dividend will be treated as foreign-source dividend income. Any such dividends received by a corporate U.S. Holder generally will not qualify for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. With respect to non-corporate U.S. Holders, any such dividends generally will be taxed at currently preferential long-term capital gains rates only if (i) Ordinary Shares are readily tradable on an established securities market in the United States or we are eligible for benefits under an applicable tax treaty with the United States, (ii) we are not treated as a PFIC with respect to the applicable U.S. Holder at the time the dividend was paid or in the preceding year, and (iii) certain holding period and other requirements are met. Any such dividends paid in a currency other than the U.S. dollar generally will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of actual or constructive receipt.
As noted above and subject to applicable limitations, taxing jurisdictions other than the United States may withhold taxes from distributions on Ordinary Shares, and a U.S. Holder may be eligible for a reduced rate of withholding to the extent there is an applicable tax treaty between the applicable taxing jurisdiction and the United States and/or may be eligible for a foreign tax credit against the U.S. Holder’s U.S. federal income tax liability. Recently issued U.S. Treasury regulations, which apply to foreign taxes paid or accrued in taxable years beginning on or after December 28, 2021, may in some circumstances prohibit a U.S. Holder from claiming a foreign tax credit with respect to certain foreign taxes that are not creditable under applicable tax treaties. In lieu of claiming a foreign tax credit, a U.S. Holder may, at such U.S. Holder’s election, deduct foreign taxes in computing such U.S. Holder’s taxable income, subject to generally applicable limitations under U.S. tax law. An election to deduct foreign taxes in lieu of claiming a foreign tax credit applies to all foreign taxes paid or accrued in the taxable year in which such election is made. The foreign tax credit rules are complex and U.S. Holders should consult their tax advisers regarding the application of such rules, including the creditability of foreign taxes, in their particular circumstances.
Sale or Other Taxable Disposition of Ordinary Shares
Subject to the PFIC rules discussed below under “—Passive Foreign Investment Company Rules,” upon any sale or other taxable disposition of Ordinary Shares, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of (A) the amount of cash and (B) the fair market value of any other property received in such sale or disposition and (ii) the U.S. Holder’s adjusted tax basis in the Ordinary Shares. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Ordinary Shares exceeds one year. Long-term capital gain recognized by non-corporate U.S. Holders generally will be taxed at currently preferential long-term capital gains rates. The deductibility of capital losses is subject to limitations. For foreign tax credit purposes, any such gain or loss generally will be treated as U.S. source gain or loss.
If the consideration received by a U.S. Holder upon a sale or other taxable disposition of Ordinary Shares is not paid in U.S. dollars, the amount realized will be the U.S. dollar value of such payment calculated by reference to the exchange rate in effect on the date of such sale or disposition. A U.S. Holder may have foreign currency gain or loss to the extent of the difference, if any, between (i) the U.S. dollar value of such payment on the date of such sale or disposition and (ii) the U.S. dollar value of such payment calculated by reference to the exchange rate in effect on the date of settlement.
U.S. Holders should consult their tax advisors regarding the tax consequences of a sale or other taxable disposition of Ordinary Shares, including the creditability of foreign taxes imposed on such sale or disposition by a taxing jurisdiction other than the United States, in their particular circumstances.
Passive Foreign Investment Company Rules
The U.S. federal income tax treatment of U.S. Holders could be materially different from that described above if we are treated as a PFIC for U.S. federal income tax purposes. In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the average value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, royalties, rents, investment gains, net gains from the sales of property that does not give rise to any income and net gains from the sale of commodities (subject to certain exceptions, such as an exception for certain income derived in the active conduct of a trade or business). Cash and cash equivalents are, and cryptocurrency balances are likely, passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation, and received directly its proportionate share of the income of the other corporation.
Based on the Company’s analysis of its income, assets, activities, and market capitalization, the Company believes that it was not a PFIC for its taxable year ended December 31, 2023. However, the Company’s PFIC status for any taxable year is a factual annual determination that can be made only after the end of that year and will depend on the composition of the Company’s income and assets and the value of its assets from time to time (including the value of its goodwill, which may be determined in large part by reference to the market price of the Class A Ordinary Shares from time to time, which could be volatile). In addition, the risk of the Company being a PFIC for any taxable year will increase if its market capitalization declines substantially during that year. Furthermore, whether and to which extent the Company’s income and assets, including goodwill, will be characterized as active or passive will depend on various factors that are subject to uncertainty, including the Company’s future business plan and the application of laws that are subject to varying interpretation. For example, there is no authority that directly addresses the proper treatment of certain items of the Company’s income, such as income from cryptocurrency self-mining, hash rate sharing, or hosting for purposes of the PFIC rules and, although the Company currently treats these items of income as active, such treatment is uncertain. Moreover, certain of the Company’s business activities generate passive income and, although the amount of such income is currently small, the Company’s risk of being a PFIC will increase if the proportion of the Company’s revenue earned from such business activities increases in future taxable years. Accordingly, there can be no assurances that the Company will not be a PFIC for its current or any future taxable year, and the Company’s U.S. counsel expresses no opinion with respect to the Company’s PFIC status for any taxable year.
Although PFIC status is generally determined annually, if we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder in its Ordinary Shares and the U.S. Holder did not make either a mark-to-market election or a qualifying electing fund (“QEF”) election or, which are referred to collectively as the “PFIC Elections” for purposes of this discussion, for the first taxable year in which we are treated as a PFIC, and in which the U.S. Holder held (or was deemed to hold) Ordinary Shares, or the U.S. Holder does not otherwise make a purging election, as described below, the U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other taxable disposition of its Ordinary Shares and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to the U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by the U.S. Holder in respect of its Ordinary Shares during the three preceding taxable years of the U.S. Holder or, if shorter, the U.S. Holder’s holding period in its Ordinary Shares).
Under these rules:
•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period in its Ordinary Shares;
•
the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, and to any period in the U.S. Holder’s holding period before the first day of the first taxable year in which we are treated as a PFIC, will be taxed as ordinary income;

•
the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in the U.S. Holder’s holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

PFIC Elections
If we are treated as a PFIC and Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder makes a mark-to-market election with respect to its Ordinary Shares for the first taxable year in which the U.S. Holder holds (or is deemed to hold) the Ordinary Shares and each subsequent taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Ordinary Shares at the end of such year over its adjusted tax basis in its Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted tax basis in its Ordinary Shares over the fair market value of its Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Ordinary Shares will be treated as ordinary income.
The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the Nasdaq (on which Ordinary Shares are currently listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. As such, such election generally will not apply to any of our non-U.S. subsidiaries, unless the shares in such subsidiaries are themselves “marketable stock.” As such, U.S. Holders may continue to be subject to the adverse PFIC tax consequences discussed above with respect to any lower-tier PFICs, as discussed below, notwithstanding their mark-to-market election with respect to Ordinary Shares.
If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to Ordinary Shares in their particular circumstances.
The tax consequences that would apply if we were a PFIC and a U.S. Holder made a valid QEF election would also be different from the adverse PFIC tax consequences described above. In order to comply with the requirements of a QEF election, however, a U.S. Holder generally must receive a PFIC Annual Information Statement from us. If we are determined to be a PFIC for any taxable year, we do not currently intend to provide the information necessary for U.S. Holders to make or maintain a QEF election. As such, U.S. Holders should assume that a QEF election will not be available with respect to Ordinary Shares.
If we are treated as a PFIC and a U.S. Holder failed or was unable to timely make a PFIC Election for prior periods, the U.S. Holder might seek to make a purging election to rid its Ordinary Shares of the PFIC taint. Under the purging election, the U.S. Holder will be deemed to have sold its Ordinary Shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new adjusted tax basis and holding period in the Ordinary Shares solely for purposes of the PFIC rules.
Related PFIC Rules
If we are treated as a PFIC and, at any time, has a non-U.S. subsidiary that is treated as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or sell or otherwise dispose of all or part of our interest in, such lower-tier PFIC, or the U.S. Holder otherwise was deemed to have sold or otherwise disposed of an interest in such lower-tier PFIC. U.S. Holders should consult their tax advisors regarding the application of the lower-tier PFIC rules in their particular circumstances.
A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year may have to file an IRS Form 8621 (whether or not a QEF election or a mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS and could result in penalties.
THE PFIC RULES ARE VERY COMPLEX AND U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF SUCH RULES IN THEIR PARTICULAR CIRCUMSTANCES.
Information Reporting and Backup Withholding
Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.
U.S. Holders should consult their tax advisors regarding the information reporting requirements and the application of the backup withholding rules in their particular circumstances.
THIS DISCUSSION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. INCOME AND NON-INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF ORDINARY SHARES, INCLUDING THE IMPACT OF ANY POTENTIAL CHANGE IN LAW, IN THEIR PARTICULAR CIRCUMSTANCES.
Cayman Islands Tax Considerations
The following summary contains a description of certain Cayman Islands income tax consequences of the acquisition, ownership and disposition of ordinary shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ordinary shares. The summary is based upon the tax laws of Cayman Islands and regulations thereunder as of the date hereof, which are subject to change.
Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any shares under the laws of their country of citizenship, residence or domicile.
The following is a discussion on certain Cayman Islands income tax consequences of an investment in the Class A Ordinary Shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.
Under Existing Cayman Islands Laws:
Payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of Class A Ordinary Shares, nor will gains derived from the disposal of the Class A Ordinary Shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.
No stamp duty is payable in respect of the issue of our securities or on an instrument of transfer in respect of our securities, except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands.
The Company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and expects to obtain / obtained an undertaking from the Governor in Cabinet of the Cayman Islands in the following form:
The Tax Concessions Act
Undertaking as to Tax Concessions
In accordance with Section 6 of the Tax Concessions Act (2018 Revision) of the Cayman Islands, we plan to apply an undertaking from the Governor in Cabinet:
(a)	that no law which is hereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to its operations; and
(b)	in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:
(i)	on or in respect of the shares, debentures or other obligations of our company; or
(ii)	by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Act.
These concessions shall be for a period of TWENTY years from the date of such undertaking.
The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands save certain stamp duties which may be applicable, from time to time, on certain instruments executed in or brought within the jurisdiction of the Cayman Islands.

LEGAL MATTERS
Bitdeer is being represented by Cooley LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of Ordinary Shares has been passed on by Ogier.
EXPERTS
The consolidated financial statements of Bitdeer Technologies Group and its subsidiaries as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023, as incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance on the report of MaloneBailey, LLP, an independent registered public accounting firm, given on their authority as experts in accounting and auditing. The current address of MaloneBailey, LLP is 10370 Richmond Avenue, Houston, TX 77042.
ENFORCEABILITY OF CIVIL LIABILITY
We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:
•	political and economic stability;
•	an effective judicial system;
•	tax neutrality;
•	the absence of exchange control or currency restrictions; and
•	the availability of professional and support services.
However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:
•
the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to those of the United States; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.
Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.
We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.
Certain of our directors are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
Ogier, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws and (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.
There is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:
(a)	is given by a foreign court of competent jurisdiction;
(b)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)	is final;
(d)	is not in respect of taxes, a fine or a penalty;
(e)	was not obtained by fraud; and
(f)	is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.
Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a “shelf” registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.
We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we will be required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchase and sale of our Class A Ordinary Shares. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INFORMATION INCORPORATED BY REFERENCE
This registration statement incorporates by reference important information about the Company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and the SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference:
•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2023 filed with the SEC on March 28, 2024;
•	our Reports on Form 6-K filed with the SEC on April 8, 2024 (two filings) and April 19, 2024; and
•
the description of our ordinary shares contained in our registration statement on Form 8-A filed with the SEC on April 12, 2023, and any amendment or report filed for the purpose of updating such description;

All subsequent annual reports on Form 20-F, Form 40-F or Form 10-K that we file with the SEC and all subsequent filings on Forms 10-Q and 8-K filed by us with the SEC pursuant to the Exchange Act (excluding, in each case, any information or documents deemed to be furnished and not filed with the SEC), after the date hereof and prior to the termination or expiration of the registration statement of which this prospectus forms a part, shall be incorporated by reference. We may incorporate by reference any reports on Form 6-K that we furnish to the SEC that we specifically identify in such form or in any applicable prospectus supplement as being incorporated by reference into this prospectus or such prospectus supplement (i) after the filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the completion of an offering of securities under this prospectus.
Our filings with the SEC, including annual reports on Form 20-F and current reports on Form 6-K and amendments to those reports, are available electronically on the SEC’s website at www.sec.gov. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:
Bitdeer Technologies Group
08 Kallang Avenue
Aperia tower 1, #09-03/04
Singapore 339509
Tel: +65 62828220
Attention: Investor Relations
You should rely only on the information that we incorporate by reference or provide in this prospectus or any accompanying prospectus supplement.

Bitdeer Technologies Group
UP TO 150,000,000 CLASS A ORDINARY SHARES

PROSPECTUS
   , 2024
You should rely only on the information contained in this prospectus or any supplement or amendment hereto. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus or any supplement or amendment hereto is accurate as of any date other than the date of this prospectus or any such supplement or amendment. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 8.	Indemnification of Directors and Officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.
Our currently effective memorandum and articles of association provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.
We have entered into indemnification agreements with each of our directors and executive officers in connection with the closing of the Business Combination. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.
Item 9.	Exhibits and Financial Statement Schedules.
(a)	Exhibits
See the Exhibit Index.
The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.
We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.
(b)	Financial Statement Schedules
Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.
Item 10.	Undertakings.
The undersigned Registrant hereby undertakes:
(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(1)	to include any prospectus required by section 10(a)(3) of the Securities Act;
(2)
to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(3)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1), (a)(2) and (a)(3) of this section do not apply if the registration statement is on Form S-3 or From F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b).
(b)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(e)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(1)
Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(2)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(f)
That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(2)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(3)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(4)	any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(g)
That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX
Exhibit No.	Description of Document	Incorporation by Reference
		Form	File No.	Exhibit No	Filing Date
2.1*†	Amended and Restated Agreement and Plan of Merger, dated as of December 15, 2021, by and among the Company, Bitdeer, Blue Safari Merge Limited, Blue Safari Merge II Limited, Bitdeer Merge Limited, BSGA and Blue Safari Mini Corp.	F-4	333- 270345	2.1	March 23, 2023
2.2*†	First Amendment to Amended and Restated Agreement and Plan of Merger, dated as of May 30, 2022, by and among the Company, Bitdeer, Blue Safari Merge Limited, Blue Safari Merge II Limited, Bitdeer Merge Limited, BSGA and Blue Safari Mini Corp.	F-4	333- 270345	2.2	March 23, 2023
2.3*†	Second Amendment to Amended and Restated Agreement and Plan of Merger, dated as of December 2, 2022, by and among the Company, Bitdeer, Blue Safari Merge Limited, Blue Safari Merge II Limited, Bitdeer Merge Limited, BSGA and Blue Safari Mini Corp.	F-4	333- 270345	2.3	March 23, 2023
2.4*	Third Amendment to Amended and Restated Agreement and Plan of Merger, dated as of March 7, 2023, by and among the Company, Bitdeer, Blue Safari Merge Limited, Blue Safari Merge II Limited, Bitdeer Merge Limited, BSGA and Blue Safari Mini Corp.	F-4	333- 270345	2.4	March 23, 2023
3.1*	Amended and Restated Memorandum and Articles of Association of the Company, effective on April 13, 2023	20-F	001- 41687	1.1	April 19, 2023
4.1*	Specimen Ordinary Share Certificate of the Company	F-4	333-270345	4.1	March 23, 2023
4.2*†	Ordinary Share Purchase Agreement, dated as of August 8, 2023, by and between Bitdeer Technologies Group and B. Riley Principal Capital II, LLC	6-K	001-41687	10.1	August 9, 2023
4.3*	Registration Rights Agreement, dated as of August 8, 2023, by and between Bitdeer Technologies Group and B. Riley Principal Capital II, LLC	6-K	001-41687	10.2	August 9, 2023
5.1*	Opinion of Ogier as to the validity of Class A Ordinary Shares to be issued	F-1	333-273905	5.1	August 11, 2023
23.1*	Consent of MaloneBailey, LLP	F-3	333-273905	23.1	March 28, 2024
24.1*	Power of Attorney (included on signature page)	F-1	333-273905	24.1	August 11, 2023
99.1*	Code of Business Conduct and Ethics of the Company	F-1	333-273905	99.1	October 10, 2023
107*	Calculation of Filing Fee Table	F-1	333-273905	107	August 11, 2023
*	Previously Filed
†
Schedules and certain portions of the exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of such schedules, or any section thereof, to the SEC upon request.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Singapore, on April 23, 2024.
Bitdeer Technologies Group

By:	/s/ Jihan Wu
	Name:	Jihan Wu
	Title:	Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Jihan Wu	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	April 23, 2024
Jihan Wu

/s/ *	Director and Chief Business Officer	April 23, 2024
Linghui Kong

/s/ *	Director	April 23, 2024
Chao Suo

/s/ *	Director and Chief Financial Officer, Business Operations (Principal Financial and Accounting Officer)	April 23, 2024
Jianchun Liu

/s/ *	Director	April 23, 2024
Naphat Sirimongkolkasem

/s/ *	Director	April 23, 2024
Sheldon Trainor-Degirolamo

/s/ *	Director	April 23, 2024
Guang Yang
*	By:	/s/ Jihan Wu
Name: Jihan Wu
Attorney-in-fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Bitdeer Technologies Group, has signed this registration statement in New York, New York on April 23, 2024.
Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President on behalf of Cogency Global Inc.